EXHIBIT 4.11

CONFORMED COPY

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THIS AGREEMENT is made on the 24th day of November 2000

BETWEEN

(1)	UNITED NEWS & MEDIA GROUP LIMITED a company registered in England, whose registered office is at Ludgate House, 245 Blackfriars Road, London SE1 9UY (“the Company”)

and

(2)	MALCOLM WALL of The Close, 2 Longfield Drive, London SW14 7AU (“the Executive”)

IT IS HEREBY AGREED as follows:-

1.	Appointment

The Company shall employ the Executive and the Executive shall serve the Company by agreeing to his services being provided to United News & Media plc (or to the New United News & Media plc which may be named United Business Media plc) (“United”) as the Chief Operating Officer on and subject to the terms and conditions contained in this Agreement. The Executive shall also be appointed as a member of the Board.

2.	Date of Commencement

2.1	The Executive’s employment with the Company will commence on 20 November 2000 (“the Commencement Date”)

2.2	The Executive’s period of continuous employment for statutory purposes commenced on the above date and does not include any period of service with a previous employer. The Executive’s period of continuous employment for contractual purposes commenced on 29 October 1992.

3.	Duties

3.1	The Executive shall be employed as the Chief Operating Officer of United reporting to the Chief Executive and the Executive will perform all acts, duties and obligations and comply with such orders as may be designated by the Company which are reasonably consistent with that position.

3.2	The Company may require the Executive to undertake the duties of another position, either in addition to or instead of the above duties, it being understood that the Executive will not be required to perform duties which are not reasonably within his capabilities and that any such position shall be of a reasonably similar status to that of Chief Operating Officer.

3.3	The Executive may be required in pursuance of his duties to perform services for any Associated Company without further remuneration, including the acceptance of any office or position in any Associated Company. The Company may at its sole discretion assign the Executive’s employment to any Associated Company on the same terms and conditions as set out in this Agreement.

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3.4	The Executive shall obey the reasonable and lawful orders of the Board given by or with the authority of the Board and shall comply with all the Company’s rules, regulations and policies from time to time in force.

3.5	The Executive shall during his employment and for the prohibited period after the termination of his employment, comply with all applicable rules of any recognised investment exchange regulations, including the “Model Code for Securities Transactions by Directors of Listed Companies” issued by the International Stock Exchange of the United Kingdom and the Republic of Ireland Limited (“the Stock Exchange”), and any Company policy (including the Company’s Share Dealing Rules) issued in relation to (i) dealings in shares debentures or other securities of the Company and any Associated Companies or (ii) unpublished price sensitive information affecting the securities of any other company. For the purposes of this clause the “prohibited period” shall be from the date of termination of the Executive’s employment until the later of (i) the next announcement of the Company’s or any Associated Company’s results to the Stock Exchange, or (ii) such time as when any price sensitive information the Executive has obtained during his employment ceases to be price sensitive information, either through publication or otherwise.

4.	Hours of Work

4.1	The Executive’s hours of work are Monday to Friday 9.00 am to 5.30 pm and such additional hours (without further remuneration) as are necessary for the proper performance of his duties of employment.

4.2	An Opt-Out Agreement for the purposes of the Working Time Regulations 1998 is attached as Schedule 2 for the Executive to consider. Although the Company believes the Executive is exempt from the Regulations, the effect of signing the Opt-Out Agreement (which is not obligatory) would, in any event, be to dis-apply the 48 hour maximum limit on weekly working hours imposed by the Regulations. The Company would like the Executive to sign the Opt-Out Agreement for operational reasons. The Company will ensure, however, that if the Opt Out Agreement is signed, the Executive would only be required to work over 48 hours per week where the Company believed it was reasonably necessary to perform his duties, and where the Executive’s health and safety would not be adversely affected by so doing. The Executive’s employment with the Company will not be adversely affected should the Opt-Out Agreement not be signed.

5.	Place of Work

5.1	The Executive’s place of work shall be the Company’s premises at Ludgate House, 245 Blackfriars Road, London SE1 9UY. The Executive may also be required to work at any other premises which the Company or any Associated Company currently has or may later acquire within Greater London.

5.2	In the performance of his duties of employment, the Executive may be required to travel both throughout and outside the United Kingdom.

6.	Remuneration, Expenses and Deductions

6.1	The Executive’s current salary is £325,000 per annum payable monthly in arrears into the Executive’s bank account subject to deductions for tax and national insurance.

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6.2	The Executive’s salary will be reviewed in January each year without any undertaking by the Company that the Executive’s salary shall be automatically increased. The first review will take place with effect from 1 January 2002.

6.3	The remuneration specified in Clause 6.1 above shall be inclusive of any fees to which the Executive may be entitled as a Director of the Company or of any Associated Company.

6.4	The Executive shall be entitled to a car allowance of £882 per month payable in arrears and less deductions for tax and national insurance.

6.5	The Executive shall be paid or reimbursed for any reasonable expenses properly incurred by him while performing his duties on behalf of the Company, subject to the production of receipts in respect of such expenses, when requested by the Company.

6.	6 The Company shall be entitled at any time during the Executive’s employment, or in any event on termination, to deduct from his remuneration hereunder any monies due from him to the Company including but not limited to any outstanding loans, advances, training costs, the cost of repairing any damage or loss to the Company’s property caused by the Executive (and of recovering the same), excess holiday, and any other monies the Executive may owe the Company.

7.	Incentive Schemes

7.1	The Executive shall be eligible to receive a discretionary annual bonus of up to a further 50 per cent of his basic salary in each financial year. Payments under this scheme are determined in the absolute discretion of the Company (such discretion to be exercised reasonably and in a manner consistent with the way in which it is exercised in respect of all other employees of the Company who participate in the scheme) and are subject to the achievement of specified financial targets and/or personal key tasks.

7.2	The Executive shall also be eligible to benefit from any profit sharing, share option or SAYE schemes which are applicable to Executive Directors of United and a Senior Executive Equity Participation Plan subject in each case to the rules of the relevant scheme from time to time in force.

8.	Pension and Other Benefits

8.1	The Company shall make contributions of 15% of the Executive’s annual basic salary in respect of his pension arrangements. The Company contributions shall be paid directly into the Executive’s personal pension plan to the extent possible under Inland Revenue limits and less any deductions for tax or national insurance contributions required by law. The balance of such contributions which cannot be paid into the Executive’s personal pension plan shall be paid to the Executive by way of salary or into such alternative arrangements as shall be agreed with the Company and less any deductions for tax or national insurance contributions required by law. There is no contracting-out certificate in force in relation to the State Earnings Related Pensions Scheme.

8.2	The Executive shall be eligible to participate in the Company’s Prolonged Disability Insurance Scheme and Life Assurance Scheme subject to the terms and conditions of such schemes from time to time in force The Company shall arrange for additional life assurance cover to be provided so that the total level of cover (when taken

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together with the Company’s Life Assurance Scheme) shall be four times the Executive’s basic salary provided always that the Company shall not be required to provide such additional cover if it cannot be obtained at a reasonable cost with regard to the cost of comparable cover provided to other employees.Details of the schemes can be obtained from the Personnel Department. The Company reserves the right to terminate its participation in the schemes or substitute another scheme or alter the benefits available under any schemes provided always that the Executive shall be entitled to receive appropriate compensation in the event that his rights under these schemes are materially diminished as a result of the Company exercising its rights under this clause.

8.3	Any actual or prospective loss of entitlement to any benefits under this Clause 8 shall not limit or prevent the Company from exercising its right to terminate the Executive’s employment in accordance with Clause 15 below or otherwise, and the Company shall not be liable for any such loss.

9.	Holidays

9.1	In addition to the Public holidays normally applicable in England, the Executive is also entitled to 25 working days paid holiday in each complete holiday year. The Company’s holiday year is from 1 April to 31 March. The Executive is also eligible to take up to 3 days’ unpaid leave in each holiday year.

9.2	On the commencement and termination of his employment, the Executive will be treated as having accrued holiday on a pro rata basis. If, on termination of employment, the Executive has exceeded his accrued holiday entitlement, this excess will be deducted from any sums due to the Executive. If the Executive has holiday entitlement still owing the Company may, at its sole discretion, require him to take any holiday during any notice period or to require the Executive not to take such holiday during any notice period and to pay the Executive a sum in lieu of accrued holiday when the employment ends.

9.3	The Executive should obtain the prior agreement of the Chief Executive before booking holiday dates.

9.4	Three days holiday entitlement may be carried over into the next holiday year. Unused holiday entitlement in excess of this figure may not be carried over without the agreement of the Chief Executive. Failure to do so will result in forfeiture of such accrued holiday not taken.

10.	Sickness

10.1	In the event of the Executive being absent from work due to sickness or injury, the Company will continue to pay the Executive’s normal basic salary (inclusive of any Statutory Sick Pay (“SSP”) to which he may be entitled) for 28 weeks in any period of 12 months. The entitlement to sick pay is subject to compliance with the provisions of this Clause 10. “Sick pay” will be based on the Executive’s basic salary less any state benefits claimable by the Executive on account of sickness or injury, less normal deductions for tax etc.

10.2	Irrespective of Clause 10.1 above, the Executive will receive SSP when he qualifies for it. Where Company sick pay (under Clause 10.1) and SSP are payable for the same day of sickness, the Executive shall receive the higher of the two sums.

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10.3	During absence for sickness or other medical incapacity the Executive will continue to be covered by the benefits and schemes referred to in Clauses 7 and 8 if he has opted to participate in such schemes and subject to the rules of those schemes. After a continuous period of 28 weeks’ sickness absence, the Executive may be eligible to receive long term disability benefits. If, for any reason, the Executive is not eligible to receive such benefits, the payment of the Company’s pension contributions, participation in any bonus or incentive scheme, and accrual of holiday entitlement will cease on the expiry of the relevant period of Company sick pay entitlement referred to in Clause 10.1 above.

10.4	In all cases of absence, the Executive must notify the Company on the first morning of the reason for any absence and its anticipated duration. If the Executive is sick for more than seven consecutive days, then a medical certificate must be produced to the Company. Thereafter medical certificates should be submitted regularly to cover the full period of absence. On each occasion a medical certificate expires and it is anticipated that the Executive will not be returning to work, the Executive should notify the Company on the first morning following the expiry of the medical certificate.

10.5	The Executive is also required to complete the Company’s Absence Notification Form for all absences (regardless of duration) and submit it to the Personnel Department.

10.6	The Company reserves the right to require the Executive to undergo a medical examination by a doctor or consultant nominated by it. The Company will bear all reasonable costs incurred in attending such an examination.

10.7	Any entitlement to Company Sick Pay and/or SSP is subject to the Company’s right to terminate the Executive’s employment in accordance with Clause 15 below.

11.	Confidential Information

11.1	The Executive shall neither during his employment (except in the proper performance of his duties) nor at any time (without limit) after the termination of his employment, directly or indirectly:

11.1.1	use for his own purposes or those of any other person, company, business entity or other organisation whatsoever; or

11.1.2	disclose to any person, company, business entity or other organisation whatsoever;

any trade secrets or confidential information relating or belonging to the Company or its Associated Companies including but not limited to any such information relating to group strategy, customers, customer lists or requirements, price lists or pricing structures, marketing and sales information, business plans or dealings, employees or officers, financial information and plans, designs, formulae, product lines, research activities, any document marked ‘confidential’ or any information which the Executive has been told is confidential or which the Executive might reasonably expect the Company would regard as confidential or any information which has been given to the Company or any Associated Company in confidence by customers, suppliers or other persons.

11.2	The Executive shall not at any time during the continuance of his employment with the Company make any notes or memoranda or copies or reproductions of

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documents relating to any matter within the scope of the Company’s business, dealings or affairs otherwise than for the benefit of the Company or any Associated Company.

12.	Exclusivity of Service

12.1	The Executive is required to devote his full time, attention and abilities to his duties of employment and shall act in the best interests of the Company at all times. The Executive shall not, without the written consent of the Company, be in any way directly or indirectly engaged or concerned in any other business or undertaking. However this does not preclude the Executive holding up to 5% of any class of securities in any Company which is quoted on a recognised Stock Exchange.

12.2	The Executive confirms that he has disclosed fully to the Company all circumstances in respect of which there is or there might be, a conflict of interest between the Company or any Associated Company, and the Executive or his Immediate Relatives, and he agrees to disclose fully to the Company any such circumstance which may arise during his employment.

12.3	Subject to any written regulations issued by the Company which may be applicable, the Executive and his Immediate Relatives will not be entitled to receive or obtain directly or indirectly any payment, discount, rebate or commission or other benefit from third parties in respect of any business transacted (whether or not by the Executive) by or on behalf of the Company or any Associated Company, and, if the Executive, or his Immediate Relatives, or any business entity in which the Executive or they have such an interest, directly or indirectly receives or obtains such a payment, discount, rebate for commission, the Executive will forthwith inform the Company of all such details and may be required to account to the Company or any Associated Company for the amount received or the value of the benefit so obtained.

13.	Grievance Procedure

If the Executive has a grievance relating to any aspect of his employment with the Company it should be raised with the Chief Executive. If the matter remains unresolved, the grievance should be taken up with the Chairman, or such other individual as is nominated by him, whose decision shall be final.

14.	Disciplinary Procedures

There is no disciplinary procedure applicable to the Executive.

15.	Termination of Employment

15.1	The Executive’s employment with the Company is terminable by the Executive or the Company giving twelve months’ written notice.

15.2	Notwithstanding Clause 15.1 above, the Company may terminate the Executive’s employment without any notice if it has reasonable grounds to believe the Executive shall at any time:-

15.2.1	be guilty of dishonesty, or other gross misconduct, or gross incompetence or wilful neglect of duty, or commit any other serious breach of this Agreement; or

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15.2.2	act in any manner (whether in the course of his duties or otherwise) which is likely to bring him, the Company or any Associated Company into disrepute or prejudice the interests of the Company or any Associated Company; or

15.2.3	become bankrupt, apply for or have made against him receiving order under Section 286 Insolvency Act 1986, or have any order made against him to reach a voluntary arrangement as defined by Section 253 of that Act; or

15.2.4	resign as a director of the Company or any Associated Company (without the Board’s written consent); or

15.2.5	be or become of unsound mind; or

15.2.6	for an aggregate period of 196 days or more in any period of 12 consecutive months be incapable of performing his duties hereunder by reason of ill health or other incapacity (whether accidental or otherwise); or

15.2.7	be guilty of continuing unsatisfactory conduct or poor performance of his duties, after having received a written warning from the Company relating to the same; or

15.2.8	be convicted of an indictable offence; or
15.2.9	be or become prohibited by law from being a director; or

15.2.10	directly or indirectly advise or participate or act in concert (within the meaning of the City Code on Take-Overs and Mergers) with any person who makes or is considering making any offer for the issued share capital of the Company

Any delay by the Company in exercising such right to termination shall not constitute a waiver thereof.

15.3	On the termination of his employment, the Executive will forthwith return to the Company in accordance with its instructions all equipment, correspondence, records, specifications, software, models, notes, reports and other documents and any copies thereof and any other property belonging to the Company or its Associated Companies (including but not limited to keys and passes) which are in the Executive’s possession or under his control. The Executive will, if so required by the Company, confirm in writing that he has complied with the obligations under this Clause 15.3.

15.4	The Company reserves the right to require the Executive not to attend at work and/or not to undertake all or any of his duties of employment during any period of notice (whether given by the Executive or by the Company), provided always that the Company shall continue to pay the Executive’s salary and contractual benefits as the Executive will remain employed by the Company (and subject to his employment obligations) during such period. For the avoidance of doubt, however, the Executive shall not be entitled to receive any bonus payment in respect of any period that the Executive is required not to attend at work and/or not to undertake his duties of employment pursuant to this Clause 15.4.

15.5	Subject to earlier termination pursuant to the terms of this Agreement, the Executive’s employment shall be deemed to have terminated automatically and by

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mutual consent on the date of the Executive’s 60th birthday. For the avoidance of doubt, if the Executive’s employment terminates pursuant to this Clause 15.5, the Company shall pay the Executive’s remuneration and benefits up to and including the date of his 60th birthday and thereafter no amounts shall be due and owing from the Company to the Executive.

15.6	The Company shall have the right to suspend the Executive on full pay pending any investigation into any potential dishonesty, gross misconduct or any other circumstances which may give rise to a right to the Company to terminate pursuant to Clause 15.2 above.

15.7	The termination of the Executive’s employment shall be without prejudice to any right the Company may have in respect of any breach by the Executive of any of the provisions of this Agreement which may have occurred prior to such termination.

15.8	The Executive agrees that he will not at any time after the termination of the Employment represent himself as still having any connection with the Company or any Associated Company, save as a former employee for the purpose of communicating with prospective employers or complying with any applicable statutory requirements.

16.	Directorships

16.1	The Executive shall forthwith resign in writing from all directorships, trusteeships and other offices he may hold from time to time with the Company or any Associated Company without compensation for loss of office in the event of:-

16.1.1	the termination of his employment; or

16.1.2	either the Company or the Executive serving on the other notice of termination of the Executive’s employment; or

16.1.3	the Company exercising its rights under Clause 15.4 above

16.2	In the event of the Executive failing to comply with his obligations under Clause 16.1 above, he hereby irrevocably and unconditionally authorises the Company to appoint some person in his name and on his behalf to sign or execute any documents and/or do all things necessary or requisite to give effect to such resignations as referred to in Clause 16.1 above.

17.	Restrictions on Termination of Employment

17.1	The Executive hereby agrees that he shall not (without prior consent in writing of the Company) for the Relevant Period within the Prohibited Area whether on his own account or in conjunction with or on behalf of any other person, firm, company or other organisation, and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever in competition with the Business be directly or indirectly (i) employed or engaged in, or (ii) perform services in respect of, or (iii) be concerned with:

17.1.1	the research into, development, manufacture, supply or marketing of any product which is of the same or similar type to any product researched, or developed, or manufactured, or supplied, or marketed by the Business during the twelve months immediately proceeding the Termination Date;

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17.1.2	the development or provision of any services (including but not limited to technical and product support, or consultancy or customer services) which are of the same or similar type to any services provided by the Business during the twelve months preceding the Termination Date

PROVIDED ALWAYS that the provisions of this Clause 17.1 shall apply only in respect of products or services with which the Executive was either personally concerned or for which the Executive was responsible whilst employed by the Company during the twelve months immediately preceding the Termination Date

17.2	The Executive hereby agrees that he will not for the Relevant Period whether on his own behalf or in conjunction with any person, company, business entity or other organisation whatsoever (and whether as an employee, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly:

17.2.1	(i) solicit, or (ii) assist in soliciting, or (iii) accept, or (iv) facilitate the acceptance of, in competition with the Business, the custom or business of any Customer or Prospective Customer:

(a)	with whom the Executive has had material personal contact or dealings on behalf of the Business during the 12 months immediately preceding the Termination Date;

(b)	with whom employees reporting to the Executive have had material personal contact or dealings on behalf of the Business during the 12 months immediately preceding the Termination Date; or

(c)	for whom the Executive was directly or indirectly responsible during the 12 months immediately preceding the Termination Date

17.3	The Executive hereby agrees that he will not for the Relevant Period either on his own account or in conjunction with or on behalf of any other person, company, business entity or other organisation whatsoever (and whether as an employee, principal, agent, consultant or in any other capacity whatsoever) directly or indirectly:

17.3.1	(i) induce, or (ii) solicit, or (iii) entice, or (iv) procure any person who is a Company Employee to leave the Company’s’ or any Associated Company’s employment (as applicable) where that person is a Company Employee on the Termination Date;

17.3.2	be personally involved to a material extent in (i) accepting into employment, or (ii) otherwise engaging or using the services of, any person who is a Company Employee on the Termination Date.

17.4	The Executive hereby agrees that he shall not (i) for the Relevant Period, and (ii) in relation to any contract or arrangement which the Business has with any Supplier for the exclusive supply of goods and services to the Business and/or to any Associated Companies, for the duration of such contract or arrangement, whether on his own behalf of in conjunction with or on behalf of any person, company, business entity or other organisation and whether as an employee, director, agent, principal, consultant or in any other capacity whatsoever, directly or indirectly:

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17.4.1	interfere with the supply of goods or services to the Business from any Supplier;

17.4.2	induce any Supplier of goods or services to the Business to cease or decline to supply such goods or services in the future.

Provided that the provisions of this clause 17.4 shall apply only in respect of Suppliers with whom the Executive had material personal contact or dealings on behalf of the Business, or with whom employees reporting to the Executive had material personal contact or dealings on behalf of the Business, or for whom the Executive was directly or indirectly responsible, during the 12 months immediately preceding the Termination Date.

17.5	Clause 17.1, 17.2, 17.3 and 17.4 above and 17.6 below will also apply as though references to each Associated Company were substituted for references to the Business. The said clauses will, with respect to each Associated Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of the Company or any other Associated Company PROVIDED ALWAYS that this Clause 17.5 shall only apply to those Associated Companies to whom the Executive has given his services, or with whom the Executive was concerned, in the 12 months immediately preceding the Termination Date.

17.6	The Executive agrees that the restrictions contained or referred to in Clauses 11,12 and 17 are reasonable and necessary to protect the legitimate business interests of the Company and its Associated Companies both during and after the termination of the Executive’s employment by reason of the fact that the Executive has access to and has come into contact with trade secrets and confidential information belonging to the Company or to Associated Companies and by virtue of his position will come into contact with and obtain personal knowledge of and influence over its and their customers and/or employees.

17.7	For the purposes of this clause 17, the following words and expressions referred to above shall have the meanings set out below:

17.7.1	“Business” shall mean all activities carried out by the Company and/or any Associated Company

17.7.2	“Customer” shall mean any person, firm, company or other organisation whatsoever to whom the Business has supplied goods or services

17.7.3	“Prospective Customer” shall mean any person, firm, company or other organisation whatsoever with whom the Business has had any negotiations or material discussions regarding the possible supply of goods or services

17.7.4	“Company Employee” means any person who was employed by (i) the Company, or (ii) any Associated Company, and

(a)	with whom the Executive has had material personal contact or dealings in performing his duties of employment; and

(b)	who reported to the Executive; or

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(c)	who had material contact with customers or suppliers of the Company in performing his or her duties of employment with the Company or any Associated Company (as applicable); or

(d)	who was a member of the management team of the Company or any Associated Company; or

(e)	who was a member of the strategy or development team of the Company or any Associated Company.

17.7.5	“Termination Date” means the date when the Executive’s employment terminates.

17.7.6	“Supplier” means any person, company, business entity or other organisation whatsoever who (i) has supplied goods or services to the Business during any part of the twelve months immediately preceding the Termination Date, or (ii) has agreed prior to the Termination Date to supply goods or services to the Business to commence at any time in the twelve months following the Termination Date, or (iii) as at the Termination Date, supplies goods or services to the Business under an exclusive contract or arrangement.

17.7.7	“Prohibited Area” means:

(i)	the United Kingdom; and

(ii)	any other country in the world where, on the Termination Date, the Business develops, sells, supplies, manufactures and researches its products or services or where the Business is intending within six months following the Termination Date to develop, sell, supply or manufacture its products or services and in respect of which the Executive has been responsible (whether alone or jointly with others), concerned or active on behalf of the Business during any part of the twelve months immediately preceding the Termination Date.

17.7.8	“Relevant Period” means the lesser of:

(i)	in clause 17.1, six months immediately following the Termination Date, and in clauses 17.2, 17.3 and 17.4, twelve months immediately following the Termination Date; and

(ii)	the period specified in sub-paragraph 17.7.8 (i) above less the number of days on which the Executive has been required by the Company (pursuant to clause 15.4) both not to attend at work and not to perform any duties of employment.

18.	Data Protection

The Company is required to comply with the provisions of the Data Protection Act 1998, when processing personal data. Schedule 1 attached to this Agreement explains why the Company might need to process information regarding the Executive. By entering into this agreement, the Executive confirms that he has read Schedule 1 and that the Executive consents to personal data being processed on the basis set out in that Schedule.

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19.	Liquidation for Reconstruction or Amalgamation

The Executive shall have no claim against the Company if his employment is terminated by reason of the liquidation of the Company for the purposes of amalgamation or reconstruction provided that he is offered employment with any concern or undertaking resulting from such amalgamation or reconstruction on terms and conditions which, taken as a whole, are not substantially less favourable than the terms of this agreement.

20.	Warranty

The Executive represents and warrants that he is not prevented by any agreement, arrangement, contract, understanding, Court Order or otherwise, which in any way directly or indirectly restricts or prohibits the Executive from fully performing the duties of his employment, or any of them, in accordance with the terms and conditions of this Agreement.

21.	Definitions

21.1	an “Associated Company” includes any firm, company, corporation or other organisation :-

21.1.1	which is directly or indirectly controlled by the Company; or

21.1.2	which directly or indirectly controls the Company; or

21.1.3	which is directly or indirectly controlled by a third party who also directly or indirectly controls the Company; or

21.1.4	of which the Company or any other Associated Company owns or has a beneficial interest in 20% or more of the issued share capital or 20% or more of its capital assets; or

21.1.5	which is the successor in title or assign of the firms, companies, corporations or other organisations referred to above.

21.2	“The Board” shall mean the Main Board of Directors of United.

21.3	“Control” has the meaning ascribed by Section 416 Taxes Act 1988 (as amended).

21.4	“Immediate Relatives” shall include husband, wife, common law spouse, children, brothers, sisters, cousins, aunts, uncles, parents, grandparents, and the aforesaid relatives by marriage.

21.5	“Company” shall include the successors in title and assigns of the Company.

22.	Miscellaneous

22.1	This Agreement cancels and is in substitution for all previous letters of engagement, agreements and arrangements (whether oral or in writing) relating to the subject-matter hereof between the Company and the Executive, other than the attached Opt Out agreement, all of which shall be deemed to have been terminated by mutual consent. This Agreement together with the attached Opt Out agreement constitutes

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the entire terms and conditions of the Executive’s employment and no waiver or modification thereof shall be valid unless in writing, signed by the parties and only to the extent therein set forth.

22.2	The various provisions and sub-provisions of this Agreement are severable and if any provision or sub-provision identifiable part thereof is held to be invalid or unenforceable by any court of competent jurisdiction then such invalidity or unenforceability will not affect the validity or enforceability of the remaining provisions or sub-provisions or identifiable parts thereof in this Agreement.

22.3	Clause headings are inserted for convenience only and will not affect the construction of this Agreement.

22.4	This Agreement is governed by and construed in accordance with the laws of England and the parties hereto submit to the exclusive jurisdiction of the English Courts.

IN WITNESS whereof the parties hereto have executed this Agreement as a Deed the day and year first above written.

SIGNED and executed as a Deed	}
by United News & Media Group	}	J Stables
Limited	}	For Crosswall Nominees Limited, Director
}
	}	Anne Siddell
	}	For UNM Investments Limited, Director

SIGNED by the said Malcolm Wall	}
and executed and delivered	}	M R Wall
as a Deed in the presence of:	}

Witness Name	William Turk

Address	12 Hazelbury Close

Merton Park

London SW19 3JL

Signature	W Turk

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Schedule 1

Data Protection

From time to time the Company will ask you to provide personal information for employee administration purposes. We hold such information in order to enable us to administer employee benefits, the payroll system, holiday and sickness records, performance appraisals, promotion assessments and salary reviews, and to comply generally with our legal obligations before, during and after your employment. We also refer you to the various policies in our Staff Handbook which explain in more detail the sort of data we hold and how it is processed. Occasionally, the information we hold may include sensitive data relating to your health and data held for equal opportunities monitoring. Since we require all these details from you in order to carry out all the above objectives, you are obliged to provide the necessary information to the Company. We do, however, appreciate that you may consider some information to be particularly sensitive, and we will let you know when replies are not obligatory.

We will from time to time need to make some of your information available to legal and regulatory authorities (such as the Inland Revenue), to our accountants, auditors, lawyers, other outside professional advisers and business contacts, and to other parties which provide products or services to the Company (such as IT systems suppliers, and pension, benefits and payroll administrators). As the Company is part of a larger group of companies, we might also make some employee information available to other companies within the group which may be located both within Europe and in the US.

By law you have certain rights of access and rectification of the personal information we hold on you. Please refer to your Personnel Department for details.

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Schedule 2

The Working Time Regulations 1998
Opt-Out Agreement

I understand that the effect of the Working Time Regulations 1998 is to limit my average working time to a maximum of 48 hours, inclusive of overtime, over a 7 day period averaged over 17 weeks. I understand that should I not wish to work in excess of 48 hours then I will suffer no detriment, nor be treated any less favourably than any other employee.

Given these understandings I wish to dis-apply the effect of the Regulations in relation to the maximum 48 hour limit, the effect of which is to remove the 48 hour maximum limit in relation to my employment indefinitely. For the avoidance of doubt the terms of my contract of employment referring in particular to my undertaking to work hours in addition to my contractual hours where necessary for the proper performance of my duties are not affected by this agreement.

Additionally I agree that should I wish to revert to the 48 hour maximum as specified in the Working Time Regulations, I will give the Company and in particular the Chief Executive a minimum of 4 weeks’ notice, in writing, of the cancellation of this agreement in order that they can make the necessary business arrangements to meet operational/customer requirements.

Name Malcolm Wall

Signature M R Wall	Date	30 Nov 2000

Signature of Mark Clements on behalf of United News & Media Group Limited	Date	29/11/00

16

THIS AGREEMENT is made on the 6th day of July 2001

BETWEEN

(1)	UNITED BUSINESS MEDIA GROUP LIMITED a company registered in England, whose registered office is at Ludgate House, 245 Blackfriars Road, London SE1 9UY (“the Company”)

and

(2)	NIGEL WILSON of Oakhill Country House, 59 Dunmurry Lane, Dunmurry, Belfast BT17 9JR (“the Executive”)

IT IS HEREBY AGREED as follows:-

1.	Appointment

The Company shall employ the Executive and the Executive shall serve the Company as the Chief Financial Officer of United Business Media plc on and subject to the terms and conditions contained in this Agreement.

2.	Date of Commencement

2.1	The Executive’s employment with the Company will commence on 1 August 2001 (“the Commencement Date”)

2.2	The Executive’s period of continuous employment commenced on the above date and does not include any period of service with a previous employer.

3.	Duties

3.1	The Executive shall be employed as the Chief Financial Officer of United Business Media plc reporting to the Chief Executive and the Executive will perform all acts, duties and obligations and comply with such orders as may be designated by the Company which are reasonably consistent with that position.

3.2	The Company may require the Executive to undertake the duties of another position, either in addition to or instead of the above duties, it being understood that the Executive will not be required to perform duties which are not reasonably within his capabilities.

3.3	The Executive may be required in pursuance of his duties to perform services for any Associated Company without further remuneration, including the acceptance of any office or position in any Associated Company. The Company may at its sole discretion assign the Executive’s employment to any

Associated Company on the same terms and conditions as set out in this Agreement, provided the Executive’s position is of a similar standing and the duties are reasonably consistent with his current position.

3.4	The Executive shall obey the reasonable and lawful orders of the Board given by or with the authority of the Board and with all the Company’s rules, regulations and policies from time to time in force.

3.5	The Executive shall during his employment and for the prohibited period after the termination of his employment, comply with all applicable rules of any recognised investment exchange regulations, including the “Model Code for Securities Transactions by Directors of Listed Companies” issued by the International Stock Exchange of the United Kingdom and the Republic of Ireland Limited (“the Stock Exchange”), and any Company policy (including the Company’s Share Dealing Rules) issued in relation to (i) dealings in shares debentures or other securities of the Company and any Associated Companies or (ii) unpublished price sensitive information affecting the securities of any other company. For the purposes of this clause the “prohibited period” shall be from the date of termination of the Executive’s employment until the later of (i) the next announcement of the Company’s or any Associated Company’s results to the Stock Exchange, or (ii) such time as when any price sensitive information the Executive has obtained during his employment ceases to be price sensitive information, either through publication or otherwise.

4.	Hours of Work

4.1	The Executive’s hours of work are Monday to Friday 9.00 am to 5.30 pm and such additional hours (without further remuneration) as are necessary for the proper performance of his duties of employment.

4.2	An Opt-Out Agreement for the purposes of the Working Time Regulations 1998 is attached as Schedule 2 for the Executive to consider. Although the Executive may be exempt from the Regulations, the effect of signing the Opt-Out Agreement (which is not obligatory) would, in any event, be to dis-apply the 48 hour maximum limit on weekly working hours imposed by the Regulations. The Company would like the Executive to sign the Opt-Out Agreement, for operational reasons. The Company will ensure, however, that if the Opt-Out Agreement is signed, the Executive would only be required to work over 48 hours per week where the Company believed it was reasonably necessary to perform his duties, and where the Executive’s health and safety would not be adversely affected by so doing. The Executive’s employment with the Company will not be adversely affected should the Opt-Out Agreement not be signed.

5.	Place of Work

5.1	The Executive’s place of work shall be the Company’s premises at Ludgate House, 245 Blackfriars Road, London SE1 9UY. The Executive may also be required to work at any other premises which the Company or any Associated Company currently has or may later acquire within Greater London.

5.2	In the performance of his duties of employment, the Executive will be required to travel both throughout and outside the United Kingdom.

6.	Remuneration, Expenses and Deductions
6.1	The Executive’s current salary is £310,000 per annum payable monthly in arrears into the Executive’s bank account subject to deductions for tax and national insurance.

6.2	The Executive’s salary will be reviewed in January each year without any undertaking by the Company that the Executive’s salary shall be automatically increased. The first review will take place in January 2002.

6.3	The remuneration specified in Clause 6.1 above shall be inclusive of any fees to which the Executive may be entitled as a Director of the Company or of any Associated Company.

6.4	The Executive shall be entitled to a car allowance of £1,000 per month payable in arrears and less deductions for tax and national insurance.

6.5	The Executive shall be paid or reimbursed for any reasonable expenses properly incurred by him while performing his duties on behalf of the Company, subject to the production of receipts in respect of such expenses, when requested by the Company.

6.6	The Company shall be entitled at any time during the Executive’s employment, or in any event on termination, to deduct from his remuneration hereunder any monies due from him to the Company including but not limited to any outstanding loans, advances, training costs, the cost of repairing any damage or loss to the Company’s property caused by the Executive (and of recovering the same), excess holiday, and any other monies the Executive may owe the Company.

7.	Incentive Schemes

7.1	The Executive shall be eligible to participate in a discretionary annual executive bonus scheme which may enable the Executive earn up to a further 60 per cent of his basic salary in each financial year. Payments under this scheme are determined in the absolute discretion of the Company and are subject to the achievement of financial targets and/or personal key tasks which may be specified as part of the scheme. The scheme and the Executive’s eligibility to participate in the scheme will be reviewed annually.

7.2	The Executive’s eligibility to participate in the discretionary annual bonus scheme referred to in Clause 7.1 will automatically lapse with effect from the beginning of the financial year to which the bonus relates in the event that, before the bonus becomes payable, either the Executive or the Company has served notice of termination of employment (whether in full or in part), or the Executive’s employment terminates.

7.3	The Executive shall also be eligible to receive an invitation to participate in the Company’s Senior Executive Equity Participation Plan (“SEEPP”) subject to the rules of the SEEPP from time to time in force. For the avoidance of doubt, participation in the SEEPP is in the absolute discretion of UBM’s Remuneration Committee.

8.	Pension and Other Benefits

8.1	The Company shall make contributions of 20% of the Executive’s annual basic salary in respect of his pension arrangements. The Company’s contributions shall be paid directly into the Executive’s choice of approved pension plan (which may be the United Pension Plan-Money Purchase Tier) to the extent possible under Inland Revenue limits and less any deductions for tax and national insurance contributions required by law. The balance of the Company’s contributions which cannot be paid into the Executive’s approved pension plan shall be paid to the Executive by way of salary less deductions for tax and national insurance contributions required by law. There is no contracting-out certificate in force in relation to the State Earnings Related Pensions Scheme.

8.2	The Executive shall be eligible to participate in the Prolonged Disability Insurance Scheme and Life Assurance Scheme subject to the terms and conditions of such schemes from time to time in force. The Company shall arrange for additional life insurance cover to be provided so that the total level of cover (when taken with the Company’s Life Assurance Scheme) shall be four times the Executive’s basic salary provided always that the Company shall not be required to provide such additional cover if it cannot be obtained at a reasonable cost with regard to the cost of comparable cover provided to other employees. Details of the schemes can be obtained from the Personnel Department. The Company reserves the right to terminate its participation in the schemes or substitute another scheme or alter the benefits available under any schemes.

8.3	Any actual or prospective loss of entitlement to any benefits under this clause 8 shall not limit or prevent the Company from exercising its right to terminate the Executive’s employment in accordance with Clause 16 below or otherwise, and the Company shall not be liable for any such loss.

9.	Holidays

9.1	In addition to the Public holidays normally applicable in England, the Executive is also entitled to 25 working days paid holiday in each complete holiday year. The Company’s holiday year is from 1 April to 31 March.

The Executive is also eligible to take up to 3 days’ unpaid leave in each holiday year

9.2	On the commencement and termination of his employment, the Executive will be treated as having accrued holiday on a pro rata basis. If, on termination of employment, the Executive has exceeded his accrued holiday entitlement, this excess will be deducted from any sums due to the Executive. If the Executive has holiday entitlement still owing the Company may, at its sole discretion, require him to take any holiday during any notice period or to require the Executive not to take such holiday during any notice period and to pay the Executive a sum in lieu of accrued holiday when the employment ends.

9.3	The Executive should obtain the prior agreement of the Chief Executive before booking holiday dates. Where the Executive wishes to take more than ten working days’ leave together, the Executive should obtain the prior written approval of the Chief Executive at least three weeks before the start of the planned holiday.

9.4	Three days holiday entitlement may be carried over into the next holiday year. Unused holiday entitlement in excess of this figure may not be carried over without the agreement of the Chief Executive. Failure to do so will result in forfeiture of such accrued holiday not taken.

10.	Sickness

10.1	In the event of the Executive being absent from work due to sickness or injury, the Company will continue to pay the Executive’s normal basic salary (inclusive of any Statutory Sick Pay (“SSP”) to which he may be entitled) as provided below.

10.2	The entitlement to sick pay from the Company increases with length of service and is subject to compliance with the provisions of this Clause 10. (Failure to comply may result in the forfeiture of both Company sick pay and SSP). Sick pay entitlement in any period of 12 months is as follows:

Length of Service	Sick Pay

Less than 5 years	14 weeks full pay + 14 weeks half pay
More than 5 years	28 weeks full pay

“Sick pay” will be based on the Executive’s basic salary less any state benefits claimable by the Executive on account of sickness or injury, less normal deductions for tax etc.

10.3	Irrespective of Clause 10.2 above, the Executive will receive SSP when he qualifies for it. Where Company sick pay (under Clause 10.2) and SSP are payable for the same day of sickness, the Executive shall receive the higher of the two sums.

10.4	During absence for sickness or other medical incapacity the Executive will continue to be covered by the Company’s Life Assurance and Prolonged Disability Insurance Scheme if he has opted to participate in such schemes and subject to the rules of those schemes. After a continuous period of 28 weeks’ sickness absence, the Executive may be eligible to receive long term disability benefits. If, for any reason, the Executive is not eligible to receive such benefits, the payment of the Company’s pension contributions, participation in any bonus or incentive scheme, and accrual of holiday entitlement will cease on the expiry of the relevant period of Company sick pay entitlement referred to in Clause 10.2 above.

10.5	In all cases of absence, the Executive must notify the Company on the first morning of the reason for any absence and its anticipated duration. If the Executive is sick for more than seven consecutive days, then a medical certificate must be produced to the Company. Thereafter medical certificates should be submitted regularly to cover the full period of absence. On each occasion a medical certificate expires and it is anticipated that the Executive will not be returning to work, the Executive should notify the Company on the first morning following the expiry of the medical certificate.

10.6	The Executive is also required to complete the Company’s Absence Notification Form for all absences (regardless of duration) and submit it to the Personnel Department.

10.7	The Company reserves the right to require the Executive to undergo a medical examination by a doctor or consultant nominated by it. The Company will bear all reasonable costs incurred in attending such an examination.

10.8	Any entitlement to Company Sick Pay and/or SSP is subject to the Company’s right to terminate the Executive’s employment in accordance with Clause 16 below.

11.	Confidential Information

11.1	The Executive shall neither during his employment (except in the proper performance of his duties) nor at any time (without limit) after the termination of his employment, directly or indirectly:

11.1.1	use for his own purposes or those of any other person, company, business entity or other organisation whatsoever; or

11.1.2	disclose to any person, company, business entity or other organisation whatsoever;

any trade secrets or confidential information relating or belonging to the Company or its Associated Companies including but not limited to any such information relating to group strategy, customers, customer lists or requirements, price lists or pricing structures, marketing and sales information, business plans or dealings, employees or officers, financial information and plans, designs, formulae, product lines, research activities, any document marked ‘confidential’ or any information which the Executive has been told is confidential or which the Executive might reasonably expect the Company would regard as confidential or any information which has been given to the Company or any Associated Company in confidence by customers, suppliers or other persons.

11.2	The Executive shall not at any time during the continuance of his employment with the Company make any notes or memoranda or copies or reproductions of documents relating to any matter within the scope of the Company’s business, dealings or affairs otherwise than for the benefit of the Company or any Associated Company.

11.3	Other than as required for the performance of his duties as Group Finance Director, the Executive shall neither during his employment nor at any time (without limit) after the termination of his employment, directly or indirectly speak in public or write any article for publication on any matter connected with or relating to the business of the Company without first obtaining the approval of the Chief Executive.

12.	Exclusivity of Service

12.1	The Executive is required to devote his full time, attention and abilities to his duties of employment and shall act in the best interests of the Company at all times.

12.2	The Executive shall not, without the written consent of the Company, be in any way directly or indirectly engaged or concerned in any other business or undertaking where this is or is likely to be in conflict with the interests of the Company or any Associated Company or where this may adversely affect the efficient discharge of the Executive’s duties. However this does not preclude the Executive holding up to 5% of any class of securities in any Company which is quoted on a recognised Stock Exchange.

12.3	The Executive confirms that he has disclosed fully to the Company all circumstances in respect of which there is or there might be, a conflict of interest between the Company or any Associated Company, and the Executive or his Immediate Relatives, and he agrees to disclose fully to the Company any such circumstance which may arise during his employment.

12.4	Subject to any written regulations issued by the Company which may be applicable, the Executive and his Immediate Relatives will not be entitled to receive or obtain directly or indirectly any payment, discount, rebate or commission or other benefit from third parties in respect of any business transacted (whether or not by the Executive) by or on behalf of the Company or any Associated Company, and, if the Executive, or his Immediate Relatives, or any business entity in which the Executive or they have such an interest, directly or indirectly receives or obtains such a payment, discount, rebate for commission, the Executive will forthwith inform the Company of all such details and may be required to account to the Company or any

Associated Company for the amount received or the value of the benefit so obtained.

13.	Copyright, Inventions and Patents

13.1	All records, documents, papers (including copies and summaries thereof) and other copyright protected works made or acquired by the Executive in the course of his employment shall, together with all the world-wide copyright and design rights in all such works, be and at all times remain the absolute property of the Company.

13.2	The Executive hereby irrevocably and unconditionally waives all rights granted by Chapter IV of Part I of the Copyright Designs and Patents Act 1988 that vest in the Executive (whether before, on or after the date hereof) in connection with his authorship of any copyright works in the course of his employment with the Company, wherever in the world enforceable, including without limitation the right to be identified as the author of any such works and the right not to have any such works subjected to derogatory treatment.

13.3	The Executive and the Company acknowledge the provisions of Sections 39 to 42 of the Patents Act 1977 (“the Act”) relating to the ownership of employees’ inventions and the compensation of employees for certain inventions respectively.

13.4	The Executive acknowledges and agrees that by virtue of the nature of his duties and the responsibilities arising he has a special obligation to further the interests of the Company within the meaning of Section 39 (1) (b) of the Act.

13.5	Any invention, development, process, plan, designs, formula, specification, program or other matter or work whatsoever (collectively “the Inventions”) made, developed or discovered by the Executive, either alone or in concert, whilst he is employed by the Company will forthwith be disclosed to the Company and subject to Section 39 of the Act will belong to and be the absolute property of the Company.

13.6	With respect to those rights in the Inventions which do not belong to the Company pursuant to Clause 13.5 (collectively “Employee Rights”), the Executive will at the request and cost of the Company (notwithstanding the termination of the Executive’s employment) forthwith license or assign (as determined by the Company) to the Company the Employee Rights and will deliver to the Company all documents and other materials relating to them. The Company will pay to the Executive such compensation for the licence or assignment as the Company will determine in its absolute discretion, subject to Section 40 of the Act.

13.7	At the request and cost of the Company (and notwithstanding the termination of the Executive’s employment) the Executive will sign and execute all such documents and do all such acts as the Company may reasonably require:

13.7.1	to apply for and obtain in the sole name of the Company alone (unless the Company otherwise directs) patent, registered design, or other protection of any nature whatsoever in respect of such Inventions in any country throughout the world and, when so obtained or vested, to renew and maintain the same;

13.7.2	to resist any objection or opposition to obtaining, and any petitions or applications for revocation of any such patent, registered design or other protection; and

13.7.3	to bring any proceedings for infringement of any such patent, registered design or other protection.

13.8	The Company will decide, in its sole discretion, when and whether to apply for patent, registered design or other protection in respect of the Inventions and reserves the right to work any of the Inventions as a secret process in which event the Executive will observe the obligations relating to confidential information which are contained in Clause 13 of this Agreement.

14.	Grievance Procedure

If the Executive has a grievance relating to any aspect of his employment with the Company it should be raised at first instance with the Chief Executive. If the matter remains unresolved, the grievance should be taken up with the Chairman, or such other individual as is nominated by him, whose decision shall be final.

15.	Disciplinary Procedures

There is no disciplinary procedure applicable to the Executive.

16.	Termination of Employment

16.1	The Executive’s employment with the Company is terminable by the Executive or the Company giving 12 months’ written notice.

16.2	Notwithstanding Clause 16.1 above, the Company may terminate the Executive’s employment without any notice if it has reasonable grounds to believe the Executive shall at any time:-

16.2.1	be guilty of dishonesty, or other gross misconduct, or gross incompetence or wilful neglect of duty, or commit any other serious breach of this Agreement; or

16.2.2	act in any manner (whether in the course of his duties or otherwise) which is likely to bring him, the Company or any Associated Company into disrepute or prejudice the interests of the Company or any Associated Company; or

16.2.3	become bankrupt, apply for or have made against him receiving order under Section 286 Insolvency Act 1986, or have any order made against him to reach a voluntary arrangement as defined by Section 253 of that Act; or

16.2.4	resign as a director of the Company or any Associated Company (without the Board’s written consent); or

16.2.5	be or become of unsound mind; or

16.2.6	for an aggregate period of 120 days or more in any period of 12 consecutive months be incapable of performing his duties hereunder by reason of ill health or other incapacity (whether accidental or otherwise); or

16.2.7	be guilty of continuing unsatisfactory conduct or poor performance of his duties, after having received a written warning from the Company relating to the same; or

16.2.8	be convicted of an indictable offence; or

16.2.9	be or become prohibited by law from being a director; or

16.2.10	directly or indirectly advise or participate or act in concert (within the meaning of the City Code on Take-Overs and Mergers) with any person who makes or is considering making any offer for the issued share capital of the Company.

Any delay by the Company in exercising such right to termination shall not constitute a waiver thereof.

16.3	The Company reserves the right to make a payment or payments (which may, at the Company’s sole discretion, be paid in instalments) representing salary in lieu of any notice of termination of employment which it or the Executive is required to give. The Executive hereby agrees that he is subject to a duty to mitigate his loss if the Company exercises its rights pursuant to this Clause 16.3 and the Company therefore reserves the right to reduce any payments it decides to make to the Executive pursuant to this Clause 16.3 by such sum as the Company, in its absolute discretion, shall decide to reflect a reduction for the prospective or actual mitigation of loss. For the avoidance of doubt, where the Executive has received a salary payment or payments in lieu of notice, the Executive will not be entitled to any additional compensation in respect of holiday or any other benefits which would otherwise have accrued during any notice period or in respect of any bonus. The Executive shall not have any entitlement to receive a salary payment in lieu unless and until the Company notifies the Executive in writing of its decision to make any such payment.

16.4	On the termination of his employment, the Executive will forthwith return to the Company in accordance with its instructions all equipment, correspondence,

records, specifications, software, models, notes, reports and other documents and any copies thereof and any other property belonging to the Company or its Associated Companies (including but not limited to keys and passes) which are in the Executive’s possession or under his control. The Executive will, if so required by the Company, confirm in writing that he has complied with the obligations under this Clause 16.4.

16.5	The Company reserves the right to require the Executive not to attend at work and/or not to undertake all or any of his duties of employment during any period of notice (whether given by the Executive or by the Company), provided always that the Company shall continue to pay the Executive’s salary and contractual benefits whilst the Executive remains employed by the Company. For the avoidance of doubt, however, the Executive shall not be entitled to accrue or receive any bonus payments during or in respect of any period that the Executive is required not to attend work and/or not to undertake all of any of his duties pursuant to this Clause 16.5.

16.6	Subject to earlier termination pursuant to the terms of this Agreement, the Executive’s employment shall be deemed to have terminated automatically and by mutual consent on the date of the Executive’s 60th birthday. 60 is the normal retirement age within the Company. For the avoidance of doubt, if the Executive’s employment terminates pursuant to this Clause 16.6, the Company shall pay the Executive’s remuneration and benefits up to and including the date of his 60th birthday and thereafter no amounts shall be due and owing from the Company to the Executive.

16.7	The Company shall have the right to suspend the Executive on full pay pending any investigation into any potential dishonesty, gross misconduct or any other circumstances which may give rise to a right to the Company to terminate pursuant to Clause 16.2 above.

16.8	The termination of the Executive’s employment shall be without prejudice to any right the Company may have in respect of any breach by the Executive of any of the provisions of this Agreement which may have occurred prior to such termination.

16.9	The Executive agrees that he will not at any time after the termination of the Employment represent himself as still having any connection with the Company or any Associated Company, save as a former employee for the purpose of communicating with prospective employers or complying with any applicable statutory requirements.

17.	Directorships

17.1	The Executive shall forthwith resign in writing from all directorships, trusteeships and other offices he may hold from time to time with the Company or any Associated Company without compensation for loss of office in the event of:-

17.1.1	the termination of his employment; or

17.1.2	either the Company or the Executive serving on the other notice of termination of the Executive’s employment; or

17.1.3	the Company exercising its rights under Clause 16.5 above.

17.2	In the event of the Executive failing to comply with his obligations under Clause 17.1 above, he hereby irrevocably and unconditionally authorises the Company to appoint some person in his name and on his behalf to sign or execute any documents and/or do all things necessary or requisite to give effect to such resignations as referred to in Clause 17.1 above.

18.	Restrictions on Termination of Employment

18.1	The Executive hereby agrees that he shall not (without prior consent in writing of the Company) for the Relevant Period within the Prohibited Area whether on his own account or in conjunction with or on behalf of any other person, firm, company or other organisation, and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever in competition with the Business be directly or indirectly (i) employed or engaged in, or (ii) perform services in respect of, or (iii) be concerned with:

18.1.1	the research into, development, manufacture, supply or marketing of any product which is of the same or similar type to any product researched, or developed, or manufactured, or supplied, or marketed by the Business during the twelve months immediately proceeding the Termination Date;

18.1.2	the development or provision of any services (including but not limited to technical and product support, or consultancy or customer services) which are of the same or similar type to any services provided by the Business during the twelve months preceding the Termination Date.

PROVIDED ALWAYS that the provisions of this Clause 18.1 shall apply only in respect of products or services with which the Executive was either personally concerned or for which the Executive was responsible whilst employed by the Company during the twelve months immediately preceding the Termination Date.

18.2	The Executive hereby agrees that he will not for the Relevant Period whether on his own behalf or in conjunction with any person, company, business entity or other organisation whatsoever (and whether as an employee, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly:

18.2.1	(i) solicit, or (ii) assist in soliciting, or (iii) accept, or (iv) facilitate the acceptance of, or (v) deal with in competition with the Business, the custom or business of any Customer or Prospective Customer:

(a)	with whom the Executive has had material personal contact or dealings on behalf of the Business during the 12 months immediately preceding the Termination Date;

(b)	with whom employees reporting to the Executive have had material personal contact or dealings on behalf of the Business during the 12 months immediately preceding the Termination Date; or

(c)	for whom the Executive was directly or indirectly responsible during the 12 months immediately preceding the Termination Date.

18.3	The Executive hereby agrees that he will not for the Relevant Period either on his own account or in conjunction with or on behalf of any other person, company, business entity or other organisation whatsoever (and whether as an employee, principal, agent, consultant or in any other capacity whatsoever) directly or indirectly:

18.3.1	(i) induce, or (ii) solicit, or (iii) entice, or (iv) procure any person who is a Company Employee to leave the Company’s or any Associated Company’s employment (as applicable) where that person is a Company Employee on the Termination Date;

18.3.2	be personally involved to a material extent in (i) accepting into employment, or (ii) otherwise engaging or using the services of, any person who is a Company Employee on the Termination Date.

18.4	The Executive hereby agrees that he shall not (i) for the Relevant Period, and (ii) in relation to any contract or arrangement which the Business has with any Supplier for the exclusive supply of goods and services to the Business and/or to any Associated Companies, for the duration of such contract or arrangement, whether on his own behalf of in conjunction with or on behalf of any person, company, business entity or other organisation and whether as an employee, director, agent, principal, consultant or in any other capacity whatsoever, directly or indirectly:

18.4.1	interfere with the supply of goods or services to the Business from any Supplier;

18.4.2	induce any Supplier of goods or services to the Business to cease or decline to supply such goods or services in the future.

Provided that the provisions of this clause 18.4 shall apply only in respect of Suppliers with whom the Executive had material personal contact or dealings on behalf of the Business, or with whom employees reporting to the Executive had material personal contact or dealings on behalf of the Business, or for whom the Executive was directly or indirectly responsible, during the 12 months immediately preceding the Termination Date.

18.5	Clause 18.1, 18.2, 18.3 and 18.4 above and 18.6 below will also apply as though references to each Associated Company were substituted for references to the Business. The said clauses will, with respect to each Associated Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of the Company or any other Associated Company PROVIDED ALWAYS that this Clause 18.5 shall only apply to those Associated Companies to whom the Executive has given his services, or with whom the Executive was concerned, in the 12 months immediately preceding the Termination Date.

18.6	The Executive agrees that the restrictions contained or referred to in Clauses 11 and 18 are reasonable and necessary to protect the legitimate business interests of the Company and its Associated Companies both during and after the termination of the Executive’s employment by reason of the fact that the Executive has access to and has come into contact with trade secrets and confidential information belonging to the Company or to Associated Companies and by virtue of his position will come into contact with and obtain personal knowledge of and influence over its and their customers and/or employees.

18.7	For the purposes of this clause 18, the following words and expressions referred to above shall have the meanings set out below:

18.7.1	“Business” shall mean all activities carried out by the Company and/or any Associated Company.

18.7.2	“Customer” shall mean any person, firm, company or other organisation whatsoever to whom the Business has supplied goods or services.

18.7.3	“Prospective Customer” shall mean any person, firm, company or other organisation whatsoever with whom the Business has had any negotiations or material discussions regarding the possible supply of goods or services.

18.7.4	“Company Employee” means any person who was employed by (i) the Company, or (ii) any Associated Company, and

(a)	with whom the Executive has had material personal contact or dealings in performing his duties of employment; and

(b)	who reported to the Executive; or

(c)	who had material contact with customers or suppliers of the Company in performing his or her duties of employment with the Company or any Associated Company (as applicable); or

(d)	who was a member of the management team of the Company or any Associated Company; or

(e)	who was a member of the strategy or development team of the Company or any Associated Company.

18.7.5	“Termination Date” means the date when the Executive’s employment terminates.

18.7.6	“Supplier” means any person, company, business entity or other organisation whatsoever who (i) has supplied goods or services to the Business during any part of the twelve months immediately preceding the Termination Date, or (ii) has agreed prior to the Termination Date to supply goods or services to the Business to commence at any time in the twelve months following the Termination Date, or (iii) as at the Termination Date, supplies goods or services to the Business under an exclusive contract or arrangement.

18.7.7	“Prohibited Area” means:

(i)	the United Kingdom; and

(ii)	any other country in the world where, on the Termination Date, the Business develops, sells, supplies, manufactures and researches its products or services or where the Business is intending within six months following the Termination Date to develop, sell, supply or manufacture its products or services and in respect of which the Executive has been responsible (whether alone or jointly with others), concerned or active on behalf of the Business during any part of the twelve months immediately preceding the Termination Date.

18.7.8	“Relevant Period” means the lesser of:

(i)	in clause 18.1, six months immediately following the Termination Date, and in clauses 18.2, 18.3 and 18.4, twelve months immediately following the Termination Date; and

(ii)	the period specified in sub-paragraph 18.7.8 (i) above less the number of days on which the Executive has been required by the Company (pursuant to clause 16.5) both not to attend at work and not to perform any duties of employment.

19.	Data Protection

The Company is required to comply with the provisions of the Data Protection Act 1998, when processing personal data. Schedule 1 attached to this Agreement explains why the Company might need to process information regarding the Executive. By entering into this agreement, the Executive confirms that he has read Schedule 1 and that the Executive consents to personal data being processed on the basis set out in that Schedule.

20.	Liquidation for Reconstruction or Amalgamation

The Executive shall have no claim against the Company if his employment is terminated by reason of the liquidation of the Company for the purposes of amalgamation or reconstruction provided that he is offered employment with any concern or undertaking resulting from such amalgamation or reconstruction on terms and conditions which, taken as a whole, are not substantially less favourable than the terms of this agreement.

21.	Warranty

The Executive represents and warrants that he is not prevented by any agreement, arrangement, contract, understanding, Court Order or otherwise, which in any way directly or indirectly restricts or prohibits the Executive from fully performing the duties of his employment, or any of them, in accordance with the terms and conditions of this Agreement.

22.	Definitions

22.1	An “Associated Company” includes any firm, company, corporation or other organisation which directly or indirectly controls the Company or directly or indirectly is controlled by the Company or is controlled by a third party who also directly or indirectly controls the Company or is the successor in title or assign of the firms, companies, corporations or other organisations referred to above.

22.2	“Board” means the Company’s main Board of Directors.

22.3	“Company” shall include the successors in title and assigns of the Company.

22.4	“Immediate Relatives” shall include husband, wife, common law spouse, children, brothers, sisters, cousins, aunts, uncles, parents, grandparents, and the aforesaid relatives by marriage.

23.	Miscellaneous

23.1	This Agreement cancels and is in substitution for all previous letters of engagement, agreements and arrangements (whether oral or in writing) relating to the subject-matter hereof between the Company and the Executive, other than the attached Opt Out agreement, all of which shall be deemed to have been terminated by mutual consent. This Agreement together with the attached Opt Out agreement constitutes the entire terms and conditions of the Executive’s employment and no waiver or modification thereof shall be valid unless in writing, signed by the parties and only to the extent therein set forth.

23.2	The various provisions and sub-provisions of this Agreement are severable and if any provision or sub-provision identifiable part thereof is held to be invalid or unenforceable by any court of competent jurisdiction then such invalidity or unenforceability will not affect the validity or enforceability of the remaining provisions or sub-provisions or identifiable parts thereof in this Agreement.

23.3	Clause headings are inserted for convenience only and will not affect the construction of this Agreement.

23.4	This Agreement is governed by and construed in accordance with the laws of England and the parties hereto submit to the exclusive jurisdiction of the English Courts.

IN WITNESS whereof the parties hereto have executed this Agreement as a Deed the day and year first above written.

SIGNED by Clive Hollick	}
Director	}	Clive Hollick
and by Charles Gregson	}
Director	}	Charles Gregson
for and on behalf	}
of the Company	}
and executed as a Deed	}
in the presence of	}	J Stables
Jane Stables	}

SIGNED by the said	}
Nigel Wilson	}	Nigel D Wilson	6/07/2001
and executed and delivered	}
as a Deed in the	}
presence of Julie Wilson	}	Julie Wilson

Signature	Julie Wilson

Address

Schedule 1

Data Protection

The Company will ask you to provide and will hold personal information for business management and employee administration purposes. In particular, the information will enable us to administer employee benefits, the payroll system, holiday and sickness records, performance appraisals, promotion assessments and salary reviews, and to comply generally with our legal obligations before, during and after your employment. The information we hold may include sensitive data relating to your health, data held for equal opportunities monitoring purposes and details of trade union membership. Since we require all these details from you in order to carry out all the above objectives, you are obliged to provide the necessary information to the Company. We do, however, appreciate that you may consider some information to be particularly sensitive, and we will let you know when replies are not obligatory.

We will from time to time need to make some of your information available to legal and regulatory authorities (such as the Inland Revenue), to our accountants, auditors, lawyers, other outside professional advisers and business contacts, and to other parties which provide products or services to the Company (such as IT systems suppliers, and pension, benefits and payroll administrators). As the Company is part of a larger group of companies, we might also make some employee information available to other companies within the group which may be located both within Europe and in the US.

By law you have certain rights of access and rectification of the personal information we hold on you. Please refer to your Personnel Department for details.

Schedule 2

The Working Time Regulations 1998
Opt-Out Agreement

I understand that the effect of the Working Time Regulations 1998 is to limit my average working time to a maximum of 48 hours, inclusive of overtime, over a 7 day period averaged over 17 weeks. I understand that should I not wish to work in excess of 48 hours then I will suffer no detriment, nor be treated any less favourably than any other employee.

Given these understandings I wish to dis-apply the effect of the Regulations in relation to the maximum 48 hour limit, the effect of which is to remove the 48 hour maximum limit in relation to my employment indefinitely. For the avoidance of doubt the terms of my contract of employment referring in particular to my undertaking to work hours in addition to my contractual hours where necessary for the proper performance of my duties are not affected by this agreement.

Additionally I agree that should I wish to revert to the 48 hour maximum as specified in the Working Time Regulations, I will give the Company and in particular the Chief Executive a minimum of 4 weeks’ notice, in writing, of the cancellation of this agreement in order that they can make the necessary business arrangements to meet operational/customer requirements.

Name	Nigel Wilson
Signature	Nigel D Wilson	Date	6/07/2001

Signature of Jane Stables
on behalf of United Business Media Group Limited	Date	6/07/01
J Stables

CONFORMED COPY

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THIS AGREEMENT is made the 31st day of October, 2001

BETWEEN:

(1)	MILLS & ALLEN COMMUNICATIONS LIMITED (No. 1093719) whose registered office is situate at Ludgate House, 245 Blackfriars Road, London SE1 9UY (“the Company”); and

(2)	CLIVE RICHARD HOLLICK of 14 Kensington Park Gardens, London W11 (“the Director”).

WHEREAS this Agreement is to replace the Director’s existing service agreement with the Company (as defined below).

WHEREBY IT IS AGREED as follows:

1.	DEFINITIONS

In this Agreement unless the context otherwise requires subject to the provisions of Clause 20:

“Associated Company” means a company which is a holding company (as defined by section 736 of the Companies Act 1985) or subsidiary company (as defined) of United or a subsidiary company of any such holding company or any company which is treated as such for the purposes of the Statement of Standard Accounting Practice No. 1 of the Institute of Chartered Accountants of England;

“Board” means the Board of Directors for the time being of United;

“Chairman” means the Chairman of the Board of United;

“Change of Control” means either:

(a)	United comes under the control of any person or persons acting in concert (as those terms are defined for the time being in the City Code on Takeovers and Mergers) not having control of United at the date of this agreement; or

(b)	the person or persons having the right to control, directly or indirectly, a majority of the votes which may ordinarily be cast at general meetings of United or the right to control the composition of the Board, cease to have those rights;

“Commencement Date” means 1st July, 1996;

“Consultancy Agreement” means the agreement between United and the Company whereby the Company agrees to provide the services of the Director to United;

“MAI” means MAI plc whose registered office is situate at Ludgate House, 245 Blackfriars Road, London SE1 9UY;

“Merged Group” means United and its subsidiaries (from time to time) as enlarged by the acquisition of MAI plc pursuant to its offers dated 13th February, 1996; and

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“United” means United Business Media plc whose registered office is situate at Ludgate House, 245 Blackfriars Road, London SE1 9UY.

2.	APPOINTMENT

2.1	With effect from the Commencement Date, the Company shall employ the Director (“the Employment”) and the Director shall serve the Company by agreeing to his services being provided to United as Chief Executive of the Merged Group under the Consultancy Agreement (“the Appointment”) and the Company shall procure that the Director remains Chief Executive of the Merged Group and this Agreement shall take effect from the Commencement Date and continue thereafter until the expiry of not less than 12 months’ notice in writing given by either party to the other expiring at any time, subject always to the provisions for termination hereinafter contained. The Director may also terminate the Appointment by giving not less than 12 months’ notice in writing to the Company and on receiving such notice the Company shall immediately give notice to United to terminate the Consultancy Agreement. Unless previously terminated in accordance with this Agreement, the Appointment will automatically terminate on the day before the Director’s 60th birthday.

2.2	If the Appointment is terminated:

(a)	by United giving notice to the Company in accordance with the provisions of the Consultancy Agreement in which event the Director may by notice to the Company given not more than 7 days after the date on which the Director receives notice from United (or as the case may be the Company) of the termination of the Appointment require the Company to terminate the Appointment with immediate effect; or

(b)	in the circumstances contemplated in Clause 20 (Ownership of the Company); or

(c)	following a Change of Control; or

(d)	constructively as a consequence of the Director’s termination of the Appointment in response to the Company’s or United’s repudiatory breach of contract; or

(e)	by United at any time,

the Director may by notice to the Company given not more than 7 days after the date on which the Appointment terminates, demand payment of the sums set out in Clause 2.3 below which shall be paid within 14 days of the date on which the Company receives the notice (“the Termination Payment”).

2.3	Subject to clauses 2.4 and 2.6 below if the Appointment is terminated in accordance with clause 2.2 above, the Company will pay to the Director a sum equal to the aggregate of the following:

(a)	the Director’s gross basic annual salary as at date of termination of the Appointment;

(b)	a sum representing the annual value of all other remuneration or benefits (other than bonuses and retirement benefits which are dealt with below) which the Director is entitled to receive from the Company or United as at the date of termination of the Appointment and the Company and the Director have agreed that the annual value of that remuneration or benefit shall for the purpose of this clause be 11.62 per cent of the Director’s basic gross annual salary on the date on which the Appointment terminates;

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(c) an amount in respect of bonus equal to fifty per cent. (50%) of the average annual gross bonus paid to the Director in the three years prior to United’s financial year in which the Appointment terminates but provided always that any special bonuses received by the Director from United in any year shall not be taken into account.

The Termination Payment shall be made to the Director net of any deductions that the Company is required to make.

2.4	If United terminates the Appointment (i) after notice to terminate the Appointment has been given by theCompany; or (ii) after it has given notice and the Director has not given notice to terminate the Appointment immediately under Clause 2.2(a) above, the elements that make up the payment to the Director under sub-clause 2.3 above (which are calculated on the basis of a one year period) will be proportionately reduced by deducting any payments made or the value of any benefits provided to the Director which are paid or provided during or attributable to any period of notice that has already expired on the date the Appointment terminates.

2.5	The payment of the Termination Payment contemplated in clauses 2.2, 2.3 and 2.4 above shall not constitute a breach of this Agreement and the Company and the Director agree that any payment made under this clause will be in full and final settlement of all claims the Director has against United and the Merged Group (excluding the Company) arising out of or in connection with the termination of the Appointment whether arising under this Agreement, any other agreement or arrangement between the Director and United or any other company in the Merged Group (excluding the Company) or the Consultancy Agreement and the Director shall have no other claim against United or the Merged Group. (excluding the Company) save in respect of accrued pension rights or a right arising under any share option scheme or any other share or equity based scheme (as referred to in Clause 9 below) and such rights shall be dealt with in accordance with the rules of the relevant scheme as at the date the Appointment terminates.

2.6	For the avoidance of doubt the Termination Payment shall not be payable in the event of:-

(a)	the Director’s death; or

(b)	summary termination of the Appointment by United for any of the reasons set out in clause 2(h) of the Consultancy Agreement; or

(c)	termination of the Appointment by mutual consent; or

(d)	termination of the Appointment by the Director other than by reason of his acceptance of the Company’s or United’s repudiatory breach of contract; or

(e)	termination of the Appointment in circumstances where the Director is entitled to benefit under a permanent health insurance scheme as provided for in Clauses 12 and 16.1(c) below: or

(f)	termination of the Appointment pursuant to clause 19 (Liquidation/Reconstruction).

2.7	Subject to Clause 2.4 above the Termination Payment shall not be reduced by any sums earned or expected to be earned by the Director during the relevant period and the Director shall be under no obligation to mitigate any losses arising from the termination of the Appointment.

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3.	DUTIES

During the continuance of the Appointment the Director shall be required by the Company to well and faithfully serve United and use his best endeavours to promote the interests of United and shall in particular:

(a)	be responsible for the overall supervision, control and day-to-day running of United and its Associated Companies and all matters relating thereto;

(b)	undertake such other duties and exercise such other powers in relation to the conduct and management of United and its business and affairs as the Board shall reasonably from time to time assign to or vest in him;

(c)	in the discharge of such duties and in the exercise of such powers observe and comply with all proper and reasonable resolutions, regulations and directions from time to time made or given by the Board;

(d)	save with the consent of the Board devote the whole of his time, attention and abilities to the discharge of his duties hereunder;

(e)	conform to such hours of work as may be required for the proper fulfilment of his duties hereunder;

(f)	in pursuance of his duties hereunder perform such services for any Associated Company and accept such offices in such Associated Company as the Board may from time to time reasonably require and as are appropriate to his position as Chief Executive of the Merged Group;

(g)	at all times keep the Board promptly and fully informed (in writing if so requested) of his conduct of the business or affairs of United or any Associated Company and provide such information as the Board may reasonably require in connection therewith.

4.	REMUNERATION

4.1	During the continuance of the Appointment the Company shall pay to the Director a salary at the rate of £668,367 per annum (or such higher rate as may be agreed between the parties hereto and the Board upon review not less than once in each year of the Appointment) such salary to accrue from day to day and to be payable by equal monthly instalments in arrear on the last day of each month by bank credit transfer and to be inclusive of any fees receivable by the Director as a Director of United or of any Associated Company.

4.2	In addition to the said salary a bonus on a performance related basis agreed by the Board of up to 60 per cent. of the annual salary shall be payable to the Director at the absolute discretion of the Board (who may suspend or discontinue such payments at any time whether generally or in relation only to the Director). For the avoidance of doubt (other than for the calculation of the Director’s life assurance benefit under Clause 11.3 below) bonuses awarded after the date of this Agreement shall not be pensionable.

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5.	PLACE OF WORK

5.1	The Director shall perform his duties hereunder at the London Office of United at Ludgate House, 245 Blackfriars Road, London SE1 9UY (or such other office as the Director shall agree to from time to time). The Director shall not without his prior consent (not to be unreasonably withheld) be required to perform his duties on a permanent basis elsewhere.

5.2	In the event that the Director is required to carry out duties which make it impracticable for him to continue to reside at his present address then United shall reimburse all reasonable household and removal expenses incurred by the Director in relocation in accordance with the terms of the Merged Group’s Relocation Expenses Policy from time to time and may provide such other financial assistance as the Board may consider appropriate in the circumstances.

6.	OTHER OCCUPATIONS ETC.

6.1	The Director shall not without the consent of the Company, which is to seek the consent of United (in either case not to be unreasonably withheld), be engaged or interested either directly or indirectly in any capacity in any trade, business or occupation whatsoever other than the business of United provided that this provision shall not prohibit the holding (whether directly or through nominees) by the Director together with his spouse, children and parents of up to three per cent. of any class of securities in any company if such class of securities is listed and/or dealt in on the Stock Exchange or the Unlisted Securities Market.

6.2	Any fees or remuneration received by the Director from any third party in respect of work undertaken for such third party in pursuance of the Director’s duties shall, unless otherwise determined by the Board from time to time, not be retained by the Director but shall be for the benefit of and be paid to United.

7.	EXPENSES

The Director shall be reimbursed all travelling, hotel and other expenses properly and reasonably incurred by him with the approval of the Chairman in the discharge of his duties hereunder which expenses shall be evidenced in such manner as United may require.

8.	MOTOR CAR

The Company will pay the Director a motor allowance in lieu of the provision of a company car at the rate of £17,850 per annum. The allowance shall accrue from day to day and shall be payable by equal monthly instalments in arrear at the same time that the Director’s salary is paid to him.

9.	SHARE OPTIONS/BENEFITS

The Director shall be entitled to:

(a)	membership of any profit sharing, share option or SAYE share schemes applicable to executive directors of United and a Senior Executive Equity Participation Plan in each case subject to the rules thereof as varied and amended from time to time; and\

(b)	all other benefits in kind from time to time available to senior executives of United.

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10.	HOLIDAYS

10.1	The Director shall be entitled to 30 working days’ paid holiday (exclusive of bank and statutory holidays) in each holiday year (1st April to 31st March) to be taken at such times as the Board shall consider most convenient having regard to the requirements of the Merged Group’s business unless otherwise agreed with the Board.

10.2	Holiday entitlement not taken by the end of the holiday year cannot be carried over to a subsequent year.

10.3	Upon the termination of the Appointment (otherwise than pursuant to Clause 16 hereof) the Director’s entitlement to accrued holiday will be calculated on the basis of 21/2 days’ holiday for each completed calendar month of service in the then current holiday year. Payment in lieu will be made for any holiday entitlement not taken at the date of such determination, or an appropriate deduction made in the case of holidays taken in excess of accrued entitlement, the number of days resulting from this calculation to be multiplied by 1/260th of the Director’s basic annual salary.

11.	PENSIONS/LIFE ASSURANCE

11.1	The Company will contribute to the Director’s membership of the Senior Executive Tier within the United Pension Plan in order to provide benefits thereunder including, but without prejudice to the generality of the foregoing, pension, widow’s pension and pension increases.

11.2	A contracting-out certificate under the Pensions Schemes Act 1993 is not in force in respect of the Director’s employment.

11.3	The Director shall be entitled to life cover of four times the total of the Director’s basic salary in force at the date of the Director’s death plus any other emoluments declared by United to be included for this purpose and the Company shall procure that United shall pay the premiums therefor and keep such cover in full force and effect during the Appointment.

11.4	The Director shall be entitled to membership of a reasonable Permanent Health Insurance Scheme subject to the rules thereof as varied and amended from time to time. Further details of this scheme are available from the United Personnel Department.

12.	SICKNESS

If the Director shall at any time be prevented by illness or injury (such illness or injury being hereinafter referred to as the “Incapacity”) from performing in full his duties hereunder for a total of 130 or more working days in any period of 12 months the Company may, subject to the Director being immediately entitled to cover under a reasonable permanent health insurance scheme, by notice in writing to the Director given at any time thereafter and so long as the Incapacity shall continue:

(i)	discontinue payment in whole or part of the said salary on and from such date as may be specified in the notice until the Incapacity shall cease; or

(ii)	(whether or not payment shall already have been discontinued as aforesaid) determine the Appointment forthwith or on such date as may be specified in the notice but in such circumstances while the Appointment shall terminate and the Director shall cease to provide services to the Company and United the Employment shall not terminate and the Company will not (without the Director’s prior consent) take any step that may prejudice the Director’s benefits under the Permanent Health Insurance

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Scheme referred to in Clause 11.4 above and in particular (without prejudice to the generality of this Clause) the termination of the Appointment in circumstances where the Director is entitled to benefits under the Permanent Health Insurance Scheme shall not lead to a transfer of the Company’s shares to the Director under Clause 20.2 below.

Subject as above the Director shall be entitled to receive the said salary during periods of absence through illness or injury but the Company shall be entitled to set off or deduct therefrom the amount of any sickness benefit to which the Director is entitled under Social Security Legislation for the time being in force.

13.	CONFIDENTIAL INFORMATION AND PAPERS

13.1	The Director covenants with the Company and with United that he shall not divulge or communicate to any person other than with proper authority or use, take away, conceal, destroy or retain for any unauthorised purpose any of the trade secrets or other confidential information of or relating to United or any Associated Company (including but not limited to details of customers, potential customers, consultants, suppliers, potential suppliers, designs, product details, future product ideas, prices, discounting arrangements, specific product applications, existing trade arrangements or terms of business and those in the course of negotiation) which he may have created, developed, received or obtained while in the service of United or any Associated Company and the Director shall at all times use his reasonable endeavours to prevent the disclosure of any such information by third parties. This restriction shall continue to apply after the termination of the Appointment howsoever arising without limit in point of time including ideas, information or knowledge which may come into the public domain for so long as the Director is in a position to use such information more readily than others who have not worked for United. For the avoidance of doubt all designs and ideas created or developed by the Director howsoever during the Appointment shall be the exclusive property of United and any information relating thereto shall constitute confidential information thereof.

13.2	The Director covenants with the Company and with United that he shall not during the Appointment make otherwise than for the benefit of United any notes, memoranda, records or writings relating to any matter within the scope of the business of United or any Associated Company or concerning any of its or their dealings or affairs nor either during the Appointment or thereafter use or permit to be used any such notes, memoranda, records and writings otherwise than for the benefit of United it being agreed by the parties that all such notes or memoranda howsoever made in the possession or control of the Director shall be the property of United and shall be handed over by the Director to United from time to time and on demand and in any event upon the termination of the Appointment.

14.	RESTRICTIONS AFTER TERMINATION

The Director covenants with the Company and with United that he shall not during or after the termination of the Appointment howsoever arising:

(a)	for two years whether directly or indirectly solicit or interfere with or endeavour to entice away from United or any Associated Company any person, firm or company who at any time during the two years prior to the said termination shall be client, customer, supplier to or in the habit of dealing with such company and with whom the Director shall have had personal contact or induce or seek to induce any employee of such company with whom the Director shall have had personal contact in the performance of his duties under the Appointment to leave its service or employ any

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such employee whether or not such employee would commit a breach of his contract of employment by reason of leaving such employment;

(b)	at any time represent himself as being in any way connected with or interested in the business of United or any Associated Company.

Each of the foregoing agreements (a) and (b) shall constitute separate agreements and shall be in addition to and not in substitution for any obligations imposed upon him by the general law.

15.	ENFORCEMENT

The Company has agreed with United in the Consultancy Agreement that it will procure that the Director will comply with his obligations under this Agreement and in particular the obligations contained in clauses 13 and 14. The Director agrees that having regard to his duties hereunder and his position in relation to the business the Company, United and its Associated Companies the restrictions contained in Clauses 13 and 14 hereof are reasonable and necessary for the protection of the legitimate interests of the Company and United and its Associated Companies and that such covenants do not work harshly on him.

16.	TERMINATION

16.1	The Employment may be terminated by the Company forthwith by notice in writing giving the reasons for the termination if the Director shall:

(a)	be guilty of gross misconduct;

(b)	be guilty of any serious breach of any of the material provisions of this Agreement and fail to remedy the same within 28 days after receiving written notice from the Company specifying the breach and requiring it to be remedied;

(c)	become a patient within the meaning of the Mental Health Act 1983 (save that Clause 12(ii) shall apply to this subclause);

(d)	commit any act of bankruptcy or take advantage of any statute for the time being in force offering relief for insolvent debtors;

(e)	be convicted of any indictable offence;

(f)	be guilty of any conduct likely to affect prejudicially the interests of the Company, United or any Associated Company;

(g)	have any order made against him under the Company Directors Disqualification Act 1986 or any similar order under any amendment, re-enactment or consolidation of such statute;

(h)	be convicted of an offence under the Criminal Justice Act 1993 or under any other present or future statutory enactment or regulation relating to insider dealing or commit a breach of the Company’s rules on Insider Dealing a copy of which is annexed hereto, and such termination shall be without prejudice to any other rights of the Company.

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16.2	The Company reserves the right to suspend the Director pending investigation by the Chairman and at least two members of the Board of any situation which properly leads the Company to suspect that he has been guilty of any material breach of the terms hereof. Such suspension, which shall be on full pay, shall be for no longer than two months and shall be without prejudice to the Company’s right subsequently to terminate this Agreement on such ground.

16.3	This Agreement may subject as otherwise herein provided be terminated by either party on giving 12 months’ written notice to the other expiring at any time.

16.4	(a)	On retirement at age 60, the Director will be entitled to a pension from the United Pension Plan of £726,000 per annum or, if less, to the maximum pension permitted by the Inland Revenue. Part of this pension may be commuted for cash at the request of the Director in accordance with the rules of the United Pension Plan.

(b)	If the Appointment ceases before the Director reaches age 60 in circumstances where 16.4(c) does not apply, the Director will be entitled to a pension from the United Pension Plan in accordance with the terms of the letter (the “Trustee Letter”, a copy of which is appended to this Agreement) dated 31st October 2001 from the trustees of the United Pension Plan provided that if the Appointment ceases in circumstances where a Termination Payment is payable in accordance with clause 2.2, the Company will procure that in determining the Director’s pension under the United Pension Plan, “N1”, as referred to in the Trustee Letter, shall mean the period from 5 April 2001 to the date which is 12 months (or, if clause 2.4 applies, a proportion of 12 months as calculated under clause 2.4) after the cessation of the Appointment (but provided that N1 shall not exceed N2).

(c)	If the Appointment is terminated by United following a Change of Control, except in circumstances which entitle United to terminate the Appointment for any of the reasons set out in clause 16.1 above, the Company will procure that the Director may elect at any time up to and including his 60th birthday to receive an enhanced pension from the United Pension Plan, except that any election may not be made at a time when the Director is in receipt of a payment under a Permanent Health Insurance Scheme established by the Company or United, or when a claim has been made for payment under such a scheme which has not been finally rejected. The amount of the enhanced pension (the continued payment of which the Company will procure) will not be less than:

(i)	if the Director elects to draw his pension immediately on the termination of his service, N/NS x £726,000; and

(ii)	if the Director elects to draw his pension after the termination of the Appointment, N/NS x £726,000, revalued by an amount equal to the increase that would have been applied to that pension at the time the Director draws it if it had come into payment on termination of the Appointment

In either case, the pension will be reduced, if necessary, to the maximum pension permitted by the Inland Revenue.

(d)	Alternatively, if the Director so requests, the Company will take all such steps within its power (excluding the payment of contributions to the United Pension Plan other than payment required to fund the pension as described in clause 16.4(a), (b) and (c) above to the extent that that pension is greater than that which would otherwise be

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payable from the United Pension Plan) to enable the trustees of the United Pension Plan to pay to a pension plan, to which a transfer can be made under the rules of the United Pension Plan and nominated by the Director, an amount which is no less than the cash equivalent of the Director’s pension (as described in clause 16.4(a), (b) and (c) above), calculated and verified in accordance with the Pension Schemes Act 1993 and the rules of the United Pension Plan taking into account:

(i)	any reduction that is applied if the United Pension Plan is not fully funded at the relevant time; and

(ii)	discretionary benefits usually taken into account by the trustees of the United Pension Plan in calculating cash equivalents

If the Director requests that a transfer of his cash equivalent is made on or about his 60th birthday and the Appointment continues until the Director’s 60th birthday, the Company will give the Director all reasonable assistance in obtaining the agreement of the Inland Revenue and the trustees of the United Pension Plan to the transfer and will use all reasonable endeavours to procure that the cash equivalent is paid on or about the Director’s 60th birthday.

(e)	This clause 16.4 ceases to apply if the Director ceases to be entitled to any benefit from the United Pension Plan as a result of a transfer payment being made from the United Pension Plan at the Director’s request. If a transfer payment is made from the United Pension Plan to another pension scheme in respect of the Director other than at his request, the receiving scheme will be treated as the United Pension Plan for the purpose of this clause 16.4.

(f)	For the purpose of this clause, “Pensionable Service” has the same meaning as in the United Pension Plan; N means Pensionable Service (calculated in whole months) completed by the Director in the United Pension Plan up to the date on which notice to terminate the Appointment is given to the Director but if the Appointment is terminated in circumstances where a Termination Payment is payable in accordance with clause 2.2, N shall be increased by 12 months (or, if clause 2.4 applies, by a proportion of 12 months as calculated under clause 2.4) but shall not be greater than NS; NS means the Pensionable Service (calculated in whole months) that the Director could have completed in the United Pension Plan had he remained in service until age 60 and not ceased to accrue benefits in the United Pension Plan.

17.	OBLIGATIONS UPON TERMINATION

Upon the termination of the Appointment howsoever arising the Director shall (a) at any time or from time to time thereafter upon the request of the Company or United resign without claim for compensation (without prejudice to any claim under clause 2 above or in respect of pension benefits) from all offices held in United or any Associated Company, with exception of the Company, and from membership of any Organisation acquired by reason or in connection with the Appointment and should he fail to do so the Company or United are hereby irrevocably authorised to appoint some person in his name and on his behalf to sign and do any documents or things necessary or requisite to give effect thereto; and (b) deliver to the Board all documents (including correspondence, lists of clients or customers, notes, memoranda, plans, drawings and other documents of whatever nature and all copies thereof) made or compiled or acquired by the Director during the Appointment and concerning the business, finances or affairs of United or any Associated Company.

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18.	EMPLOYMENT RIGHTS ACT 1996

In accordance with Section 1 of the Employment Rights Act 1996 the following terms of the Director’s employment apply with effect from the Commencement Date:

(a)	Continuous Employment: the Director’s employment with J.H. Vavasseur Group Limited which commenced on 18th May, 1974 counts as part of the Director’s continuous employment;

(b)	Remuneration: see Clause 4;

(c)	Hours of Work: there are no fixed hours of work. See Clause 3(e);

(d)	Holidays: see Clause 10;

(e)	Sickness: see Clause 12;

(f)	Pensions: see Clause 11;

(g)	Notice: see Clause 2;

(h)	Job Title: Chief Executive of the Merged Group;

(i)	Grievance Procedure: if the Director has any grievance relating to his employment he may raise it initially with the Chairman. If the matter is not resolved to the Director’s satisfaction he may raise it with the Board;

(j)	Disciplinary Procedure: there are no set disciplinary rules applicable to the Director. If the Director is dissatisfied with any disciplinary decision taken in relation to him he may raise the matter with the Board.

19.	LIQUIDATION/RECONSTRUCTION

If at any time the Appointment of the Director is terminated in connection with any reconstruction of United or any Associated Company whether by winding-up or otherwise and he is offered employment with any concern or undertaking broadly of the same type and class of business resulting from or involved in such reconstruction or amalgamation and on terms and conditions none of which are less favourable than the terms of this Agreement then the Director shall have no claim whatsoever against the Company, United or any Associated Company arising out of the termination of the Appointment hereunder.

20.	OWNERSHIP OF THE COMPANY

20.1	The Company acknowledges that unless the Director shall have agreed in writing to the relevant transaction, United’s ownership of the shares in the Company shall be transferred to the Director forthwith upon the Company ceasing to be a subsidiary of United or the assignment of the rights of United under the Consultancy Agreement (such transfer to be on the terms set out in the Consultancy Agreement) and in either case such transaction shall automatically terminate the Appointment.

20.2	The Company acknowledges that under the terms of the Consultancy Agreement on the termination of the Appointment (subject to Clause 12(ii), howsoever arising) and in circumstances where a payment is due to the Director under clause 2 above following the

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termination and the payment by United of the amount required under the Consultancy Agreement the ownership of the shares in the Company shall be transferred forthwith to the Director or to such person as he shall direct. Such transfer to be on the terms set out in the Consultancy Agreement.

21.	NOTICES

Any notice to be given hereunder shall be in writing. Notices may be given by either party by personal delivery or recorded delivery letter or by telex addressed to the other party at (in the case of the Company) its registered office for the time being and (in the case of the Director) his last known address and any such notice given by letter be deemed to have been served at the time at which the letter was delivered personally or if sent by recorded delivery post would be delivered in the ordinary course of post. Any such notice given by telex shall be deemed to have been served 12 hours after the same is transmitted.

In providing such service it shall be sufficient to prove that delivery was made or that the envelope containing such notice was properly addressed and posted as a pre-paid first class recorded delivery letter or that the telex was properly addressed and despatched as the case may be.

22.	PREVIOUS CONTRACTS

This Agreement is in substitution for any previous contract of service between MAI, United or any Associated Company and the Director which shall be deemed to have been terminated by mutual consent as from the commencement of the Appointment and the Director hereby acknowledges that the existing agreement has ceased.

23.	PROPER LAW

This Agreement shall be governed and construed in all respects in accordance with English Law.

24.	CONSTRUCTION

24.1	The headings in this Agreement are inserted for convenience only and shall not affect its construction.

24.2	Any reference to a statutory provision shall be construed as a reference to any statutory modification or re-enactment thereof (whether before or after the date hereof) for the time being in force.

25.	THIRD PARTY RIGHTS

United and its Associated Companies may enforce the terms of this Agreement against the Director or as the case may be against the Company and the Contract (Rights of Third Parties) Act 1999 shall not exclude or prevent the enforcement of any term of this Agreement by United or its Associated Companies.

26.	WAIVER

26.1	There shall be no waiver of any term, provision or condition of this Agreement unless such waiver is evidenced in writing and signed by the waiving party.

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26.2	No omission or delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or of any other right, power or privilege. The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

26.3	No variation to this Agreement shall be effective unless made in writing and signed by all the parties.

27.	ENTIRE AGREEMENT

Unless otherwise expressly stated this Agreement constitutes the entire agreement between the Company and the Director. The Director acknowledges that he has not relied upon any representation save for any representation made in this Agreement.

IN WITNESS whereof the Company and the Director have executed this Agreement as a Deed on the day and year above written.

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EXECUTED as a Deed by	)	Director	Jane Stables
MILLS & ALLEN	)		For UNM Investments Ltd
COMMUNICATIONS LIMITED	)
by means of these signatures and	)	Secretary	Anne Siddell
DELIVERED	)		For Crosswall Nominees Ltd

SIGNED as a Deed and DELIVERED	)
by CLIVE RICHARD HOLLICK	)	Clive Hollick
in the presence of:	)

L S Maginniss: 245 Blackfriars Road London SE1

DATED 31st October, 2001

(1) MILLS & ALLEN COMMUNICATIONS LIMITED

(2) CLIVE RICHARD HOLLICK

_______________________

SERVICE AGREEMENT
_______________________

ALLEN & OVERY
London
EP:162919.9

THIS AGREEMENT is made the 31st day of December 2001

BETWEEN:

(1)	OUTDOOR INSTALLATIONS LIMITED (No. 1092719) whose registered office is situate at Ludgate House, 245 Blackfriars Road, London SE1 9UY (“the Company”); and

(2)	CHARLES HENRY GREGSON of Heathers Farm, The Haven, Billingshurst, W. Sussex, RG14 9EN (“the Director”).

WHEREAS this Agreement is to replace the Director’s existing service agreement with the Company.

WHEREBY IT IS AGREED as follows:

1.	DEFINITIONS

In this Agreement unless the context otherwise requires subject to the provisions of Clause 20:

“Associated Company” means:

(i)	a company which is a holding company of the Company (as defined by Section 736 Companies Act 1985);

(ii)	a subsidiary (as defined in the same section) of United or (as the case may be) of ICAP;

(iii)	a company which is a subsidiary of the holding company of United or as the case may be ICAP;

(iv)	a company which is a subsidiary undertaking (as defined at Section 258 Companies Act 1985 (as amended by Section 21(1) Companies Act 1989)) of United or as the case may be ICAP or of the holding company of United or as the case may be ICAP;

(v)	any company which is treated as such for the purpose of Statement of Standard Accounting Practice No. 1 of the institute of Chartered Accountants of England and Wales.

“Change of Control” means either:

(a)	United comes under the control of any person or persons acting in concert (as those terms are defined for the time being in the City Code on Takeovers and Mergers) not having control of United at the date of this agreement; or

(b)	the person or persons having the right to control, directly or indirectly, a majority of the votes which may ordinarily be cast at general meetings of United or the right to control the composition of the United Board, cease to have those rights;

“ICAP” means ICAP plc (No. 3611426) whose registered office is situated at Park House, 16 Finsbury Circus, London EC2M 7UR;

“the Commencement Date” means 31st December 2001

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“the Consultancy Agreements” means the United Consultancy Agreement and the ICAP Consultancy Agreement;

“the ICAP Board” means the Board of Directors for the time being of ICAP;

“the ICAP Consultancy Agreement” means the agreement between ICAP and the Company whereby the Company agrees to provide the services of the Director to ICAP;

“the ICAP Group” means ICAP and its subsidiaries (from time to time);

“the United Board” means the Board of Directors for the time being of United;

“the United Consultancy Agreement” means the agreement between United and the Company whereby the Company agrees to provide the services of the Director to United;

“the United Group” means United and its subsidiaries (from to time to time);

“United” means United Business Media plc whose registered office is situate at Ludgate House, 245 Blackfriars Road, London SE1 9UY;

“United Group Chief Executive” means the Chief Executive of United;

2.	APPOINTMENT

2.1	With effect from the Commencement Date, the Company shall employ the Director (the “Employment”) and the Director shall serve the Company by agreeing to his services being provided to United as an Executive Director of United (“the Appointment”) under the United Consultancy Agreement and to ICAP as Non-executive Chairman of ICAP under the ICAP Consultancy Agreement. The Company shall procure that the Director remains an Executive Director of United and this Agreement shall continue until the expiry of not less than 12 months’ notice in writing given by either party to the other expiring at any time on or after 1st March, 2003, subject always to the provisions for termination hereinafter contained. On receiving notice to terminate the Appointment from the Director the Company shall immediately give notice to United to terminate the United Consultancy Agreement.

2.2	Unless previously terminated in accordance with this agreement, the Appointment will automatically terminate on the day before the Director’s 60th birthday.

2.3	If the Appointment is terminated:

(a)	by United giving notice to the Company in accordance with the provisions of the United Consultancy Agreement then the Director may by notice to the Company given not more than 14 days after the date on which the Director receives notice from United (or as the case may be the Company) of the termination of the Appointment require the Company to terminate the Appointment with immediate effect; or

(b)	in the circumstances contemplated in Clause 21 (Ownership of the Company); or

(c)	following a Change of Control; or

(d)	constructively as a consequence of the Director’s termination of the Appointment in response to the Company’s or United’s repudiatory breach of contract; or

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(e)	by United at any time,

the Director may by notice to the Company given not more than 14 days after the date on which the Appointment terminates, demand payment of the sums set out in Clause 2.4 below which shall be paid within 14 days of the date on which the Company receives the notice (“the Termination Payment”).

2.4	Subject to clauses 2.5, 2.6 and 2.8 below if the Appointment is terminated in accordance with clause 2.3 above, the Company will pay to the Director a sum equal to the aggregate of the following:

(a)	the Director’s gross basic annual salary as at date of termination of the Appointment;

(b)	a sum representing the annual value of all other remuneration or benefits (other than bonuses and retirement benefits which are dealt with below) which the Director is entitled to receive from the Company or United as at the date of termination of the Appointment and the Company and the Director have agreed that the annual value of that remuneration or benefit shall for the purpose of this clause be 10.26 per cent. (10.26%) of the Director’s basic gross annual salary on the date on which the Appointment terminates;

(c)	an amount in respect of bonus equal to fifty per cent. (50%) of the average annual gross bonus paid to the Director in the three years prior to United’s financial year in which the Appointment terminates but provided always that any special bonuses received by the Director from United in any year shall not be taken into account and, if clause 17.4 does not apply, the Company will procure that the Director’s pension from the United Pension Plan will be calculated as if his period of pensionable service under the Plan were increased by one year, or until the Director’s 60th birthday if earlier.

The Termination Payment shall be made to the Director net of any deductions that the Company is required to make.

2.5	If United terminates the Appointment (i) after notice to terminate the Appointment has been given by the Company; or (ii) after it has given notice and the Director has not given notice to terminate the Appointment immediately under Clause 2.3(a) above, the elements that make up the payment to the Director under sub-clause 2.4 above (which are calculated on the basis of a one year period) will be proportionately reduced by deducting any payments made or the value of any benefits provided to the Director which are paid or provided during or attributable to any period of notice that has already expired on the date the Appointment terminates.

2.6	In the event that the Appointment is terminated before 1st March , 2002 so that the period between the date the Appointment is terminated and the date that it would have terminated if notice had been given in accordance with clause 2.1 above is greater than a year the Termination Payment shall be proportionately increased.

2.7	The payment of the Termination Payment contemplated in sub-clauses 2.3, 2.4, 2.5 and 2.6 above shall not constitute a breach of this Agreement and the Company and the Director

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agree that any payment made under this clause will be in full and final settlement of all claims the Director has against the United Group (excluding the Company) arising out of or in connection with the termination of the Appointment whether arising under this Agreement, any other agreement or arrangement between the Director and United or any other company in the United Group (excluding the Company) or the United Consultancy Agreement and the Director shall have no other claim against United or the United Group (excluding the Company) save in respect of accrued pension rights or a right arising under any share option scheme or any other share or equity based scheme (as referred to in Clause 10 below) and such rights shall be dealt with in accordance with the rules of the relevant scheme as at the date the Appointment terminates.

2.8	For the avoidance of doubt the Termination Payment shall not be payable in the event of:

(a)	the Director’s death; or

(b)	summary termination of the Appointment by United for any of the reasons set out in clause 2(h) of the United Consultancy Agreement; or

(c)	termination of the Appointment by mutual consent; or

(d)	termination of the Appointment by the Director other than by reason of his acceptance of the Company’s or United’s repudiatory breach of contract; or

(e)	termination of the Appointment in circumstances where the Director is entitled to and receives benefit under a permanent health insurance scheme as provided for in clauses 12 and 17.1(c) below; or

(f)	termination of the Appointment pursuant to clause 20 (Liquidation/Reconstruction).

2.9	Subject to Clause 2.5 above the Termination Payment shall not be reduced by any sums earned or expected to be earned by the Director during the relevant period and the Director shall be under no obligation to mitigate any losses arising from the termination of the Appointment.

3.	UNITED DUTIES

During the continuance of the Appointment the Director shall be required by the Company to report to the United Group Chief Executive and shall well and faithfully serve United and use his best endeavours to promote the interests of United and shall:

(a)	undertake such duties and exercise such other powers in relation to the conduct and management of United and its business and affairs as the United Group Chief Executive shall reasonably from time to time assign to or vest in him;

(b)	in the discharge of such duties and in the exercise of such powers observe and comply with all proper and reasonable resolutions, regulations and directions from time to time made or given by the United Board;

(c)	save with the consent of the United Group Chief Executive or at such times as the Director is providing services to ICAP under the ICAP Consultancy Agreement devote the whole of his

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time attention and abilities to the discharge of his duties to United. For the avoidance of doubt it is agreed that for so long as the ICAP Consultancy Agreement continues the Director will provide services to ICAP for on average one day in each week;

(d)	conform to such hours of work as may be required for the proper fulfilment of his duties hereunder;

(e)	in pursuance of his duties hereunder perform such services for any Associated Company in the United Group and accept such offices in such Associated Company as the United Group Chief Executive may from time to time reasonably require and as are appropriate to his position as an Executive Director of United;

(f)	at all times keep the United Group Chief Executive and the United Board promptly and fully informed (in writing if so requested) of his conduct of the business or affairs of United or any Associated Company in the United Group and provide such information as the United Group Chief Executive or the United Board may reasonably require in connection therewith.

4.	ICAP DUTIES

During the continuance of the Appointment the Director shall be required by the Company to report to the ICAP Board and shall well and faithfully serve ICAP and use his best endeavours to promote the interests of ICAP and shall in particular:

(a)	be responsible for the overall supervision of the ICAP Board and for supervision on a non-executive basis of the management and control of ICAP and report to the ICAP Board in respect thereof;

(b)	undertake such other duties and exercise such other powers in relation to the conduct and management of ICAP and its business and affairs as the ICAP Board shall reasonably from time to time assign to or vest in him;

(c)	in the discharge of such duties and in the exercise of such powers observe and comply with all proper and reasonable resolutions, regulations and directions from time to time made or given by ICAP Board;

(d)	save with the consent of the ICAP Board or at such times as the Director is providing services to United under the United Consultancy Agreement devote the whole of his time attention and abilities to the discharge of his duties to ICAP. For the avoidance of doubt it is agreed that for so long as the United Consultancy Agreement continues the Director will provide services to United for on average at least four days in each week;

(e)	conform to such hours of work as may be required for the proper fulfilment of his duties hereunder;

(f)	in pursuance of his duties hereunder perform such services for any Associated Company in the ICAP Group and accept such offices in such Associated Company as the ICAP Board may from time to time reasonably require and as are appropriate to his position as a Non-Executive Chairman of ICAP;

(g)	at all times keep the ICAP Board promptly and fully informed (in writing if so requested) of his conduct of the business or affairs of ICAP or any Associated Company in the ICAP

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Group and provide such information as the ICAP Board may reasonably require in connection therewith.

5.	REMUNERATION

5.1	During the continuance of the Appointment the Company shall pay to the Director a salary at the rate of £386,250 per annum (or such higher rate as may be agreed between the parties hereto upon review not less than once in each year of the Appointment) such salary to accrue from day to day and to be payable by equal monthly instalments in arrear on the last day of each month by bank credit transfer and to be inclusive of any fees receivable by the Director as a Director of United or ICAP or of any of their Associated Companies

5.2	In addition to the said salary a bonus on a performance related basis of up to 60 per cent of the Director’s annual salary which shall be agreed by the United Board (or the remuneration committee of the United Board) and which shall be payable to the Director at the absolute discretion of the United Board (who may suspend or discontinue such payments at any time whether generally or in relation only to the Director).

For the avoidance of doubt, bonuses awarded after the date of this Agreement shall only be pensionable up to 50 per cent of the Director’s annual salary.

6.	PLACE OF WORK

6.1	The director shall perform his duties for United hereunder at the London office of United at Ludgate House, 245 Blackfriars Road, London SE1 9UY (or such other office as the Director shall agree from time to time) and he shall perform his duties for ICAP hereunder at Park House, 16 Finsbury Circus, London EC2M 7UR (or such other office as the Director shall agree from time to time). The Director shall not without his prior consent (not to be unreasonably withheld) be required to perform his duties on a permanent basis outside the United Kingdom;

6.2	In the event that the Director is required to carry out duties for United which make it impracticable for him to continue to reside at his present address then United shall reimburse all reasonable household and removal expenses incurred by the Director in relocation in accordance with the terms of the United Group’s Relocation Expenses Policy from time to time and may provide such other financial assistance as the United Board may consider appropriate in the circumstances.

7.	OTHER OCCUPATIONS ETC

7.1	The Director shall not without the consent of the Company, which is to seek the consent of United (in each case not to be unreasonably withheld) be engaged or interested either directly or indirectly in any capacity in any trade business or occupation whatsoever other than the businesses of United or ICAP provided that this provision shall not prohibit the holding (whether directly or through nominees) by the Director together with his spouse children and parents of up to three per cent. of any class of securities in any company if such class of securities is listed and/or dealt in on the Stock Exchange or the Unlisted Securities Market.

7.2	Any fees or remuneration received by the Director from any third party in respect of work undertaken for such third party in pursuance of the Director’s duties shall, unless otherwise agreed with the United Group Chief Executive, not be retained by the Director but shall be for the benefit of and be paid to United.

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8.	EXPENSES

The Director shall be reimbursed all travelling hotel and other expenses properly and reasonably incurred by him in providing services to United with the approval of the United Group Chief Executive and in providing services to ICAP with the approval of the ICAP Board in the discharge of his duties hereunder which expenses shall be evidenced in such manner as United or as the case may be ICAP may require.

9.	CAR ALLOWANCE

The Company shall pay the Director a motor allowance in lieu of the provision of a company car at the rate of £13,633 per annum. The allowance shall accrue from day to day and shall be payable by equal monthly instalments in arrear at the same time that the Director’s salary is paid to him.

10.	SHARE OPTIONS/BENEFITS

The Director shall be entitled to:

(a)	membership of any profit sharing, share option or SAYE share schemes applicable to executive directors of United and a Senior Executive Equity Participation Plan in each case subject to the rules thereof as varied and amended from time to time; and

(b)	all other benefits in kind from time to time available to senior executives of United.

11.	HOLIDAYS

11.1	The Director shall be entitled to twenty five working days’ paid holiday (exclusive of bank and statutory holidays) in each holiday year (1st April to 31st March) to be taken at such times as the United Board shall consider most convenient having regard to the requirements of United’s businesses;

11.2	Holiday entitlement not taken by the end of the holiday year cannot be carried over to a subsequent year unless otherwise agreed with the United Group Chief Executive

11.3	Upon the termination of the Appointment (otherwise than pursuant to Clause 17 hereof) the Director’s entitlement to accrued holiday will be calculated on the basis of 2 1/2 days’ holiday for each completed calendar month of service in the then current holiday year. Payment in lieu will be made for any holiday entitlement not taken at the date of such determination, or an appropriate deduction made in the case of holidays taken in excess of accrued entitlement, the number of days resulting from this calculation to be multiplied by 1/260 of the Director’s basic annual salary.

12.	PENSIONS/LIFE ASSURANCE

12.1	The Company will contribute to the Director’s membership of the Senior Executive Tier within the United Pension Plan or any other pension scheme that the Company and the Director agree that the Director will be a member of in substitution for that scheme.

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12.2	A contracting-out certificate under the Pension Schemes Act 1993 is not in force in respect of the Director’s employment.

12.3	The Director shall be entitled to life cover of four times pensionable salary and the Company shall procure that United shall pay the premiums therefor and keep such cover in full force and effect during the Appointment.

12.4	The Director shall be entitled to membership of a reasonable Permanent Health Insurance Scheme subject to the rules thereof as varied and amended from time to time. Further details of this scheme are available from the United Personnel Department.

13.	SICKNESS

If the Director shall at any time be prevented by illness or injury (such illness or injury being hereinafter referred to as the “Incapacity”) from performing in full his duties hereunder for a total of 130 or more working days in any period of twelve months the Company may, subject to the Director being immediately entitled to and receiving the benefit of cover under a reasonable permanent health insurance scheme, by notice in writing to the Director given at any time thereafter and so long as the Incapacity shall continue:

(i)	discontinue payment in whole or part of the remuneration under Clause 5 hereof on and from such date as may be specified in the notice until the Incapacity shall cease; or

(ii)	(whether or not payment shall already have been discontinued as aforesaid) determine the Appointment forthwith or on such date as may be specified in the notice but in such circumstances while the Appointment shall terminate and the Director shall cease to provide services to the Company and United the Employment shall not terminate and the Company will not (without the Director’s prior consent) take any step that may prejudice the Director’s benefits under the Permanent Health Insurance Scheme referred to in Clause 12.4 above and in particular (without prejudice to the generality of this Clause) the termination of the Appointment in circumstances where the Director is entitled to and receives benefits under the Permanent Health Insurance Scheme shall not lead to a transfer of the Company’s shares to the Director under Clause 21.2 below.

SUBJECT as above the Director shall be entitled to receive the remuneration under Clause 5 during periods of absence through illness or injury but United or as the case may be ICAP shall be entitled to set off or deduct therefrom the amount of any sickness benefit to which the Director is entitled under Society Security legislation for the time being in force.

14.	UNITED CONFIDENTIAL INFORMATION AND PAPERS

14.1	The Director covenants with the Company and with United that he shall not divulge or communicate to any person other than with proper authority or use take away conceal destroy or retain for any unauthorised purpose any of the trade secrets or other confidential information of or relating to United or any Associated Company in the United Group (including but not limited to details of customers, potential customers, consultants, suppliers, potential suppliers, designs, product details, future product ideas, prices, discounting arrangements, specific product applications, existing trade arrangements or terms of business and those in the course of negotiation) which he may have created developed received or obtained while in the service of United or any Associated Company in the United Group and

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the Director shall at all time use his reasonable endeavours to prevent the disclosure of any such information by third parties. This restriction shall continue to apply after the termination of the Appointment however arising without limit in point of time including ideas information or knowledge which may come into the public domain for so long as the Director is in a position to use such information more readily than others who have not worked for United. For the avoidance of doubt all designs and ideas created or developed by the Director howsoever in providing services to United during the Appointment shall be the exclusive property of United and any information relating thereto shall constitute confidential information thereof.

14.2	The Director covenants with the Company and with United that he shall not during the Appointment make otherwise than for the benefit of United any notes, memoranda, records or writings relating to any matter within the scope of the business of United or any Associated Company in the United Group or concerning any of its or their dealings or affairs nor either during the Appointment or thereafter use or permit to be used any such notes, memoranda, records and writings otherwise than for the benefit of United it being agreed by the parties that all such notes or memoranda howsoever made in the possession or control of the Director shall be the property of United and shall be handed over by the Director to United from time to time and on demand and in any event upon the termination of the Appointment.

14.3	The Director shall not speak in public or write any article for publication on any matter connected with or relating to the business of United or any Associated Company in the United Group without first obtaining the written approval of the Board.

15.	RESTRICTIONS AFTER TERMINATION

15.1	The Director covenants with the Company and with United that he shall not during the Appointment or after whichever is the earlier of the termination of the Appointment and the termination of the United Consultancy Agreement in either case howsoever arising:

(a)	for two years whether directly or indirectly solicit or interfere with or endeavour to entice away from United or any Associated Company in the United Group any person firm or company who at any time during the two years prior to the said termination shall be client, customer, supplier to or in the habit of dealing with any such company and with whom the Director shall have had personal contact or induce or seek to induce any employee of such company with whom the Director shall have had personal contact in the performance of his duties under the Appointment to leave its service or employ any such employee whether or not such employee would commit a breach of his contract of employment by reason of leaving such employment;

(b)	for six months accept employment with or enter into any contract for services with any business concern, person, partnership, firm, company, corporation or any other body in such geographical forum as in which the Director shall have performed a substantial amount of his services pursuant to this Agreement and who or which is in competition with United or any Associated Company in the United Group in relation to products or services with which the Director shall have been directly concerned in the period of twelve months prior to the said termination;

(c)	for six months engage (whether alone or as a partner or as a director or a major shareholder of a company) in any business which is in competition with United or any Associated Company in the United Group as described in paragraph (b) above; and

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(d)	at any time represent himself as being in any way connected with or interested in the business of United or any Associated Company in the United Group.

15.2	The Director shall not during the Appointment or after whichever is the earlier of the termination of the Appointment and the termination of the ICAP Consultancy Agreement in either case howsoever arising:

(a)	for two years whether directly or indirectly solicit or interfere with or endeavour to entice away from ICAP or any Associated Company in the ICAP Group any person firm or company who at any time during the two years prior to the said termination shall be client customer supplier to or in the habit of dealing with any such company and with whom the Director shall have had personal contact or induce or seek to induce any employee of such company with whom the Director shall have had personal contact in the performance of his duties under the Appointment to leave its service or employ any such employee whether or not such employee would commit a breach of his contract of employment by reason of leaving such employment;

(b)	for six months accept employment with or enter into any contract for services with any business concern, person, partnership, firm, company, corporation or any other body in such geographical forum as in which the Director shall have performed a substantial amount of his services pursuant to this Agreement and who or which is in competition with ICAP or any Associated Company in the ICAP Group in relation to products or services with which the Director shall have been directly concerned in the period of twelve months prior to the said termination;

(c)	for six months engage (whether alone or as a partner or as a director or a major shareholder of a company) in any business which is in competition with ICAP or any Associated Company in the ICAP Group as described in paragraph (b) above; and

(d)	at any time represent himself as being in any way connected with or interested in the business of ICAP or any Associated Company in the ICAP Group.

Each of the foregoing agreements in 15.1 and 15.2 above shall constitute separate agreements between the Company and the Director and shall be in addition to and not in substitution for any obligations imposed upon by him by the general law.

In the event that any part of the said sub-clauses shall be found to be void which would be valid if some part thereof were deleted or the period of application reduced, the said provision shall apply with such modifications as may be necessary to make them valid or effective.

16.	ENFORCEMENT

The Director agrees that having regard to his duties hereunder and his position in relation to the business of the Company, United and its Associated Companies and ICAP and its Associated Companies the restrictions contained in Clauses 14 and 15 hereof are reasonable and necessary for the protection of the legitimate interests of the Company, United and its Associated Companies and ICAP and its Associated Companies and that such covenants do not work harshly on him.

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17.	TERMINATION

17.1	The Employment may be terminated by the Company forthwith by notice in writing on the date therein specified giving the reasons for such termination if the Director shall:

(a)	be guilty of gross misconduct;

(b)	be guilty of any serious breach of any of the material provisions of the Agreement and fail to remedy the same within 28 days after receiving written notice from the Company specifying the breach and requiring it to be remedied;

(c)	become a patient within the meaning of the Mental Health Act 1983, (save that Clause 13(ii) shall apply to this sub-clause);

(d)	commit any act or bankruptcy or take advantage of any statute for the time being in force offering relief for insolvent debtors;

(e)	be convicted of any indictable offence;

(f)	be guilty of any conduct likely to affect prejudicially the interests of the Company, United, ICAP, or any Associated Company of United or ICAP;

(g)	have any order made against him under the Company Directors Disqualification Act 1986 or any similar order under any amendment re-enactment or consolidation of such statute;

(h)	be convicted of an offence under the Criminal Justice Act 1993 or under any other present or future statutory enactment or regulation relating to insider dealing or commit a breach of the Company’s rules on Insider Dealing a copy of which is annexed hereto;

AND such termination shall be without prejudice to any other rights of the Company.

17.2	The Company reserves the right to suspend the Director pending investigation of any situation which properly leads the Company to suspect that he has been guilty of any material breach of the terms hereof. Such suspension, which shall be on full pay, shall be for no longer than two months and shall be without prejudice to the Company’s right subsequently to terminate the Appointment on such ground.

17.3	This Agreement may subject as otherwise herein provided be terminated by either party on giving 12 months’ written notice to the other expiring on or after 1st March, 2003.

17.4	In the event that the Director’s service is terminated by the Company without the consent of the Director except in circumstances which entitle the Company to terminate the Appointment summarily in accordance with clause 17.1 above, the Company shall procure that the Director may elect to receive a pension from the United Pension Plan at any time thereafter up to and including NRD. The amount of this pension (the continued payment of which the Company will procure) will not be less than:

(a)	if the Director elects to draw his pension immediately on the termination of his service without consent, 2/3 multiplied by FPE multiplied by N/NS; and

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(b)	if the Director elects to draw his pension after the termination of his service without consent, (2/3 multiplied by FPE multiplied by N/NS) re-valued by an amount equal to the increases that would have been applied to that pension in payment had it come into payment on the termination of the Director’s service without consent.

In either case, the pension will be reduced, if necessary, to the maximum pension permitted by the Inland Revenue.

17.5	Alternatively, if the Director so requests, the Company will take all such steps within its power (excluding the payment of contributions to the United Pension Plan other than payment required to fund the pension as described in clause 17.4 above to the extent that that pension is greater than that which would otherwise be payable from the United Pension Plan) to enable the trustees of the United Pension Plan to pay to a pension plan, to which a transfer can be made under the rules of the United Pension Plan and nominated by the Director, an amount which is no less than the cash equivalent of the Director’s pension (as described in clause 17.4 above), calculated and verified in accordance with the Pension Schemes Act 1993 and the rules of the United Pension Plan taking into account:

(a)	any reduction that is applied if the United Pension Plan is not fully funded at the relevant time; and

(b)	discretionary benefits usually taken into account by the trustees of the United Pension Plan in calculating cash equivalents.

Clause 17.4 and 17.5 cease to apply if the Director ceases to be entitled to any benefit from the United Pension Plan as a result of a transfer payment being made from the United Pension Plan at the Director’s request. If a transfer payment is made from the United Pension Plan to another pension scheme in respect of the Director other than at his request, the receiving scheme will be treated as the United Pension Plan for the purpose of clause 17.4 and 17.5.

17.6	For this purpose:

“FPE” and “NRD” are the Director’s Final Pensionable Earnings and Normal Retiring Date respectively under the United Pension Plan as defined in the provisions of the United Pension Plan.

“Pensionable Service” is as defined in the provisions of the United Pension Plan.

“N” means Pensionable Service completed by the Director in the United Pension Plan except that if the Director’s service terminates in circumstances where a Termination Payment is payable in accordance with clause 2.3, N will (subject to complying with the Inland Revenue’s requirements regarding maximum pensions) be increased by 12 months (or, if clause 2.5 applies, a proportion of 12 months as calculated under clause 2.5 or if clause 2.6 applies the longer period referred to in clause 2.6) (but so that N shall not exceed NS).

“NS” means the Pensionable Service that the Director could have completed in the United Pension Plan had he remained in service until age 60 and not ceased to accrue benefits in the United Pension Plan.

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18.	OBLIGATIONS UPON TERMINATION

Upon the termination of the Appointment howsoever arising the Director shall (a) at any time or from time to time thereafter upon the request of the Company or United or ICAP (as appropriate) resign without claim for compensation (without prejudice to any claim under clause 2 above or in respect of pension benefit) from all offices held in United or ICAP any of their Associated Companies, with exception of the Company, and from membership of any organisation acquired by reason or in connection with the Appointment and should he fail to do so the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign any documents or do any things necessary or requisite to give effect thereto; (b) deliver to the United Board all documents (including correspondence lists of clients or customers notes memoranda plans drawings and other documents of whatever nature and all copies thereof) made or complied or acquired by the Director during the Appointment and concerning the business, financial or affairs of United or any Associated Company in the United Group; and (c) deliver to the ICAP Board all documents (including correspondence lists of clients or customers notes memoranda plans drawings and other documents of whatever nature and all copies thereof) made or complied or acquired by the Director during the Appointment and concerning the business, financial or affairs of ICAP or any Associated Company in the ICAP Group.

19.	EMPLOYMENT RIGHTS ACT 1996

In accordance with the Employment Rights Act 1996 the following terms of the Director’s employment apply on the date hereof:

(a)	Continuous employment: the employment of the Director by the Company began on 16th January, 1974.

(b)	Remuneration: see Clause 6.

(c)	Hours of work: there are no fixed hours of work: see Clauses 4(e) and 5(e).

(d)	Holidays: See Clause 12.

(e)	Sickness: see Clause 14.

(f)	Pensions: see Clause 13.

(g)	Notice: see Clause 2 and 17.3.

(h)	Job title: Executive Director.

(i)	Grievance Procedure: If the Director has any grievance relating to his employment he may raise it initially with the United Group Chief Executive. If the matter is not resolved to the Director’s satisfaction he may raise it with the United Board

(j)	Disciplinary Procedure: There are no set disciplinary rules applicable to the Director. If the Director is dissatisfied with any disciplinary decision taken in relation to him he may raise the matter with the United Group Chief Executive or as the case may be the ICAP Board.

(k)	A contracting-out certificate is not in force in respect of the Director’s employment.

(l)	There is no collective agreement applicable to the Director’s employment.

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20.	LIQUIDATION/RECONSTRUCTION

If at any time the Appointment of the Director is terminated in connection with any reconstruction of United or any Associated Company in the United Group whether by winding-up or otherwise and he is offered employment with any concern or undertaking broadly of the same type and class of business resulting from or involved in such reconstruction or amalgamation and on terms and conditions not materially less favourable than the terms of this Agreement then the Director shall have no claim whatsoever against the Company or any Associated Company arising out of the termination of his employment hereunder.

21.	OWNERSHIP OF THE COMPANY

21.1	The Company acknowledges that unless the Director shall have agreed in writing to the relevant transaction, United’s ownership of the shares in the Company shall be transferred to the Director forthwith on the Company ceasing to be a subsidiary of United or the assignment of the rights of United under the United Consultancy Agreement (such transfer to be on the terms set out in the United Consultancy Agreement) and in either case such transaction shall automatically terminate the Appointment.

21.2	The Company acknowledges that under the terms of the United Consultancy Agreement on the termination of the Appointment (subject to Clause 13(ii), howsoever arising) and in circumstances where a payment is due to the Director under clause 2 above following the termination and the payment by United of the amount required under the United Consultancy Agreement the legal and beneficial ownership of all the issued shares in the Company shall be transferred forthwith to the Director or to such person as he shall direct. Such transfer to be on the terms set out in the United Consultancy Agreement.

22.	NOTICES

Any notice to be given hereunder shall be in writing. Notices may be given by either party by personal delivery or recorded delivery letter or by telex addressed to the other party at (in the case of the Company) its registered office for the time being and (in the case of the Director) his last known address and any such notice given by letter be deemed to have been served at the time at which the letter was delivered personally or if sent by recorded delivery post would be delivered in the ordinary course of post. Any such notice given by telex shall be deemed to have been served twelve hours after the same is transmitted.

In proving such it shall be sufficient to prove that delivery was made or that the envelope containing such notice was properly addressed and posted as a pre-paid first class recorded delivery letter or that the telex or fax was properly addressed and despatched as the case may be.

23.	PREVIOUS CONTRACTS

This Agreement is in substitution for any previous contract of service between the Company, United or or any Associated Company and the Director which shall be deemed to have been terminated by mutual consent as from the commencement of the Appointment and the Director hereby acknowledges that the existing agreement has ceased.

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24.	PROPER LAW

This Agreement shall be governed and construed in all respects in accordance with English law.

25.	CONSTRUCTION

(a)	The headings in this Agreement are inserted for convenience only and shall not affect its construction.

(b)	Any reference to a statutory provision shall be construed as a reference to any statutory modification or re-enactment thereof (whether before or after the date hereof) for the time being in force.

26.	THIRD PARTY RIGHTS

United and ICAP and their Associated Companies may enforce the terms of this Agreement against the Director or as the case may be against the Company and the Contract (Rights of Third Parties) Act 1999 shall not exclude or prevent the enforcement of any term of this Agreement by United and/or ICAP and/or their Associated Companies.

27.	WAIVER

27.1	There shall be no waiver of any term, provision or condition of this Agreement unless such waiver is evidenced in writing and signed by the waiving party,

27.2	No omission or delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or of any other right, power or privilege. The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

27.3	No variation to this Agreement shall be effective unless made in writing and signed by all the parties.

28.	ENTIRE AGREEMENT

Unless otherwise expressly stated, this Agreement constitutes the entire agreement between the Company and the Director. The Director acknowledges that he has not relied upon any representation save for any representation made in this Agreement.

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IN WITNESS whereof the Company and the Director have executed this Agreement as a Deed on the day and year above written.

EXECUTED as a Deed by OUTDOOR	)
INSTALLATIONS LIMITED by means	)
of these signatures and DELIVERED	)

	Director	Jane Stables for UNM Investments Ltd
	Secretary	Anne Siddell for Crosswall Nominees Ltd

SIGNED as a Deed and DELIVERED by	)
CHARLES HENRY GREGSON in the	)	Charles H Gregson
presence of:	)

G Tsioupra-Lewis 245 Blackfriars Road London SE1 9UY

DATED 31st December 2001

(1) OUTDOOR INSTALLATIONS LIMITED

- and -

(2) C.H. GREGSON

SERVICE AGREEMENT

ALLEN & OVERY

One New Change
London EC4M 9QQ
EP:173724.2